Exhibit 10.1

EXECUTION VERSION

CDN.$1,500,000,000 NON-REVOLVING TERM CREDIT FACILITY

CREDIT AGREEMENT

BETWEEN

ENBRIDGE INC.

as Borrower

AND

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS

SET FORTH ON SCHEDULE A HERETO,

and such other persons

as become parties hereto as lenders,

as Lenders

AND

THE TORONTO-DOMINION BANK

as Agent of the Lenders

MADE AS OF MAY 15, 2015

The Toronto-Dominion Bank, Royal Bank of Canada, National Bank of Canada

and Bank of Montreal

as Joint Book Runners

The Toronto-Dominion Bank, Royal Bank of Canada, National Bank of Canada

and Bank of Montreal

as Co-Lead Arrangers

The Toronto-Dominion Bank

as Administrative Agent

Sumitomo Mitsui Banking Corporation of Canada

as Syndication Agent

HSBC Bank USA, N.A., Bank of America, N.A., Canada Branch, Société Généralé,

Mizuho Bank, Ltd. and The Bank of Nova Scotia

as Documentation Agents

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TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.1	Definitions	1
1.2	Headings; Articles and Sections	27
1.3	Number; persons; including	27
1.4	Accounting Principles	28
1.5	References to Agreements and Enactments	28
1.6	Per Annum Calculations	28
1.7	Schedules	28

ARTICLE 2 - THE CREDIT FACILITY		29

2.1	The Credit Facility	29
2.2	Types of Availments	29
2.3	Purpose	29
2.4	Nature of the Credit Facility and Availability	29
2.5	Minimum Drawdowns	29
2.6	Libor Loan Availability	30
2.7	Notice Periods for Drawdowns, Conversions and Rollovers	30
2.8	Conversion Option	30
2.9	Libor Loan Rollovers; Selection of Libor Interest Periods	31
2.10	Rollovers and Conversions not Repayments	31
2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	31
2.12	Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	31
2.13	Irrevocability	32
2.14	Optional Repayment of the Credit Facility	32
2.15	Mandatory Repayment of the Credit Facility	33
2.16	Additional Repayment Terms	33
2.17	Currency Excess	34
2.18	Takeover Notification	35
2.19	Replacement of Lenders	35

ARTICLE 3 - CONDITIONS PRECEDENT TO DRAWDOWNS		37

3.1	Conditions for Drawdowns	37
3.2	Additional Conditions for Effectiveness	37
3.3	Waiver	38

ARTICLE 4 - EVIDENCE OF DRAWDOWNS		38

4.1	Account of Record	38

ARTICLE 5 - PAYMENTS OF INTEREST AND FEES		38

5.1	Interest on Canadian Prime Rate Loans	38
5.2	Interest on U.S. Base Rate Loans	39
5.3	Interest on Libor Loans	39
5.4	Interest Act (Canada); Conversion of 360 Day Rates	39

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5.5	Nominal Rates; No Deemed Reinvestment	40
5.6	Standby Fees	40
5.7	Agent’s Fees	40
5.8	Interest on Overdue Amounts	40
5.9	Waiver	41
5.10	Maximum Rate Permitted by Law	41

ARTICLE 6 - BANKERS’ ACCEPTANCES		41

6.1	Bankers’ Acceptances	41
6.2	Fees	41
6.3	Form and Execution of Bankers’ Acceptances	41
6.4	Power of Attorney; Provision of Bankers’ Acceptances to Lenders	42
6.5	Mechanics of Issuance	44
6.6	Rollover, Conversion or Payment on Maturity	45
6.7	Restriction on Rollovers and Conversions	45
6.8	Rollovers	46
6.9	Conversion into Bankers’ Acceptances	46
6.10	Conversion from Bankers’ Acceptances	46
6.11	BA Equivalent Advances	46
6.12	Termination of Bankers’ Acceptances	47

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS		47

7.1	Place of Payment of Principal, Interest and Fees; Payments to Agent	47
7.2	Designated Accounts of the Lenders	47
7.3	Funds	47
7.4	Application of Payments	48
7.5	Payments Clear of Taxes	48
7.6	Set Off	50
7.7	Margin Changes; Adjustments for Margin Changes	50

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES		51

8.1	Representations and Warranties	51
8.2	Deemed Repetition	54
8.3	Other Documents	55
8.4	Effective Time of Repetition	55
8.5	Nature of Representations and Warranties	55

ARTICLE 9 - GENERAL COVENANTS		55

9.1	Affirmative Covenants of the Borrower	55
9.2	Negative Covenants of the Borrower	58
9.3	Financial Covenants	60
9.4	Agent May Perform Covenants	60

ARTICLE 10 - EVENTS OF DEFAULT AND ACCELERATION		61

10.1	Events of Default	61
10.2	Acceleration	63
10.3	Conversion on Default	64

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10.4	Remedies Cumulative and Waivers	64
10.5	Termination of Lenders’ Obligations	64

ARTICLE 11 - CHANGE OF CIRCUMSTANCES		64

11.1	Market Disruption Respecting Libor Loans	64
11.2	Market Disruption Respecting Bankers’ Acceptances	65
11.3	Change in Law	66
11.4	Prepayment of Portion	68
11.5	Illegality	68

ARTICLE 12 - COSTS, EXPENSES AND INDEMNIFICATION		69

12.1	Costs and Expenses	69
12.2	General Indemnity	69
12.3	Environmental Indemnity	70
12.4	Judgment Currency	71

ARTICLE 13 - THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY		72

13.1	Authorization and Action	72
13.2	Procedure for Making Loans	72
13.3	Remittance of Payments	73
13.4	Redistribution of Payment	74
13.5	Duties and Obligations	75
13.6	Prompt Notice to the Lenders	76
13.7	Agent’s and Lenders’ Authorities	76
13.8	Lender Credit Decision	76
13.9	Indemnification of Agent	77
13.10	Successor Agent	77
13.11	Taking and Enforcement of Remedies	78
13.12	Reliance Upon Agent	79
13.13	No Liability of Agent	79
13.14	The Agent and the Defaulting Lenders	79
13.15	Article for Benefit of Agent and Lenders	80

ARTICLE 14 - GENERAL		80

14.1	Exchange and Confidentiality of Information	80
14.2	Nature of Obligation under this Agreement; Defaulting Lenders	82
14.3	Notices	83
14.4	Governing Law	85
14.5	Benefit of the Agreement	85
14.6	Assignment	85
14.7	Participations	86
14.8	Severability	86
14.9	Whole Agreement	86
14.10	Amendments and Waivers	86
14.11	Further Assurances	87
14.12	Attornment and Waiver of Jury Trial	87
14.13	Time of the Essence	87

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14.14	Credit Agreement Governs	87
14.15	AML Legislation and “Know Your Client” Requirements	88
14.16	Platform	88
14.17	Counterparts	89

CREDIT AGREEMENT

THIS AGREEMENT is made as of May 15, 2015

B E T W E E N:

ENBRIDGE INC., a corporation subsisting under the laws of Canada (hereinafter sometimes referred to as the “Borrower”),

OF THE FIRST PART,

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THE FINANCIAL INSTITUTIONS AND OTHER PERSONS SET FORTH ON SCHEDULE A HERETO, together with such other financial institutions as become parties hereto as lenders, (hereinafter sometimes collectively referred to as the “Lenders” and sometimes individually referred to as a “Lender”),

OF THE SECOND PART,

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THE TORONTO-DOMINION BANK, a Canadian chartered bank, as agent of the Lenders hereunder (hereinafter referred to as the “Agent”),

OF THE THIRD PART.

WHEREAS the Borrower has requested the Lenders to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;

WHEREAS the Lenders have agreed to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;

AND WHEREAS the Lenders wish the Agent to act on their behalf with regard to certain matters associated with the Credit Facility;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Accounting Change” has the meaning set out in Section 1.4.

“Additional Compensation” has the meaning set out in Section 11.3(1).

“Advance” means an advance of funds made by the Lenders or by any one or more of them to the Borrower, but does not include any Conversion or Rollover.

“Affected Loan” has the meaning set out in Section 11.4.

“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.

“Agent’s Accounts” means the following accounts maintained by the Agent to which payments and transfers under this Agreement are to be effected:

(a)	for Canadian Dollars:

The Toronto-Dominion Bank

66 Wellington Street West, 5th Floor

Toronto, Ontario, Canada M5K 1A2

SWIFT: TDOMCATTTOR

Transit: 00732

Cdn.$ Account No.: 0360-01-2301253

Favour: The Toronto-Dominion Bank, Toronto-Corporate Lending

Ref: Enbridge Inc.; and

(b)	for United States Dollars:

Bank of America

100 West 33rd Street

New York, New York

ABA: 026-009-593

SWIFT: BOFAUS3N

U.S.$ Account No.: 6550-826-336

Account with: The Toronto-Dominion Bank, Toronto

SWIFT: TDOMCATTTOR

Favour: The Toronto-Dominion Bank, Toronto – Corporate Lending

U.S.$ Account No.: 0360-01-2301447

Ref: Enbridge Inc.

or such other account or accounts as the Agent may from time to time designate by notice to the Borrower and the Lenders.

“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“AML Legislation” has the meaning set out in Section 14.15.

“Applicable Laws” or “applicable law” means, in relation to any person, transaction or event:

(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and

(b)	all Governmental Authorizations to which the person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Rate”, as regards any Loan or the standby fees payable in accordance with Section 5.6, means, when and for so long as the Debt Rating is one of the following or is unrated (as the case may be) by DBRS or S&P, the percentage rate per annum set forth in the row (each a “Level”) opposite such Debt Rating or indication in the column applicable to the type of Loan in question or such standby fee:

Level	Debt Ratings S&P/DBRS	Margin on Canadian Prime Rate Loans and U.S. Base Rate Loans	Margin on Libor Loans and Acceptance Fees for Bankers’ Acceptances	Standby fee on Credit Facility
1	AA-/AA(low) or higher	0.00% per annum	0.80% per annum	0.16% per annum
2	A-, A or A+/ A(low), A or A(high)	0.00% per annum	1.00% per annum	0.20% per annum
3	BBB+/BBB(high)	0.20% per annum	1.20% per annum	0.24% per annum
4	BBB/BBB	0.45% per annum	1.45% per annum	0.29% per annum
5	BBB-/BBB(low) or lower or if no rating	0.70% per annum	1.70% per annum	0.34% per annum

provided that:

(a)	the above rates per annum applicable to Libor Loans are expressed on the basis of a year of 360 days;

(b)	the above rates per annum applicable to other Loans and standby fees are expressed on the basis of a year of 365 days;

(c)	the above ratings refer to the rating classifications of S&P and DBRS on the date hereof and shall be deemed to refer to the then equivalent rating classifications of such rating agencies in the event of any subsequent changes to such classifications;

(d)

(i) if at any time the Debt Rating assigned by S&P or DBRS is at a Level which is one Level higher than the Level applicable to the Debt Rating assigned by the other such rating agency, then the Applicable Pricing Rate shall be determined by reference to the rates per annum opposite the higher of the Debt Ratings so assigned,

(ii) if the Debt Rating so assigned by S&P or DBRS is at a Level which is two Levels higher than the Level applicable to the Debt Rating assigned by the other such rating agency, then the Applicable Pricing Rate shall be determined by reference to the rates per annum opposite the Level in between the Debt Ratings so assigned and (iii) if the Debt Rating so assigned by S&P or DBRS is at a Level which is more than two Levels higher than the Level applicable to the Debt Rating assigned by the other such rating agency, then the Applicable Pricing Rate shall be determined by reference to the rates per annum opposite the Level that is one Level higher than the lower of the Debt Ratings so assigned; and

(e)	changes in the Applicable Pricing Rate shall be effective in accordance with Section 7.7.

“Approved Securities” means obligations maturing within one year from their date of purchase or other acquisition by the Borrower or a Subsidiary and which are:

(a)	issued by the Government of Canada or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the Government of Canada;

(b)	issued by a province of Canada, or an instrumentality or agency thereof, which has a long term debt rating of at least A by S&P, A2 by Moody’s, or A by DBRS; or

(c)	term deposits, guaranteed investment certificates, certificates of deposit, bankers’ acceptances or bearer deposit notes, in each case, of any Canadian chartered bank or other Canadian financial institution which has a long term debt rating of at least A+ by S&P, A1 by Moody’s, or A (high) by DBRS.

“Assignment Agreement” means an assignment agreement substantially in the form of Schedule B annexed hereto, with such modifications thereto as may be required from time to time by the Agent, acting reasonably.

“Attributable Debt” means, in respect of any capital lease (under GAAP) entered into by a lessee, the capitalized amount of all obligations under such capital lease that are required to be classified and accounted for as a capitalized lease obligation on a balance sheet of such lessee in accordance with GAAP.

“BA Discount Rate” means:

(a)	in relation to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate;

(b)	in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender, the lesser of:

(i)	the arithmetic average of the Discount Rates then applicable to bankers’ acceptances accepted by the Schedule II/III Reference Lenders having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower; and

(ii)	the CDOR Rate plus 0.10% per annum,

provided that if both such rates are equal then the “BA Discount Rate” applicable thereto shall be the rate specified in (i) above; and

(c)	in relation to a BA Equivalent Advance:

(i)	made by a Schedule I Lender, the CDOR Rate;

(ii)	made by a Schedule II Lender or Schedule III Lender, the rate determined in accordance with subparagraph (b) of this definition; and

(iii)	made by any other Lender, the CDOR Rate plus 0.10% per annum.

“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, an Advance in Canadian Dollars made by a Non-Acceptance Lender as part of such Loan.

“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by the Borrower, accepted by a Lender and issued for value pursuant to this Agreement.

“Banking Day” means, in respect of a Libor Loan, a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario, Montreal, Quebec, New York, New York and London, England, and, for all other purposes, means a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario, Montreal, Quebec and New York, New York, but does not in any event include a Saturday or a Sunday.

“Basel III” means the agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, modified, supplemented, reissued or replaced from time to time.

“Canadian Dollars” and “Cdn.$” mean the lawful money of Canada.

“Canadian Prime Rate” means, for any day, the greater of:

(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for Canadian Dollar demand loans in Canada; and

(b)	the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers’ acceptances (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4) which rate is shown on the CDOR Page at 10:00 a.m. (Toronto time) on such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, plus 1.00% per annum;

provided that if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in (a) above.

“Canadian Prime Rate Loan” means an Advance in, or Conversion into, Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.

“Cash Collateral” has the meaning set out in Section 2.16(2).

“Cash Collateral Account” has the meaning set out in Section 2.16(2).

“CDOR Page” means the display referred to as the “CDOR Page” (or any display substituted thereof) of Reuters Limited (or any successor thereto or Affiliate thereof).

“CDOR Rate” means, on any date which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the CDOR Page as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on the CDOR Page, then the CDOR Rate, on any day, shall be the arithmetic average of the Discount Rates quoted by the Schedule I Reference Lenders to the Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day; provided that if the CDOR Rate as determined above is less than zero, then the CDOR Rate will be deemed to be zero

“clearing house” has the meaning set out in Section 6.4.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Investment” has the meaning set out in Section 2.16(2).

“Commitment” means the commitment of each Lender under the Credit Facility to provide the amount of Canadian Dollars (or the Equivalent Amount thereof) set forth opposite its name in Schedule A annexed hereto, subject to any reduction in accordance with the provisions hereof.

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by the chief executive officer, president, chief financial officer, vice president-finance, treasurer or other senior officer of the Borrower, substantially in the form annexed hereto as Schedule C, to be given to the Agent and the Lenders by the Borrower pursuant hereto.

“Consolidated Funded Obligations” means the aggregate amount of all Funded Obligations of the Borrower determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as at any date of determination, all consolidated assets of the Borrower as shown in a consolidated balance sheet of the Borrower for such date, less the aggregate of the following amounts reflected upon such balance sheet:

(a)	all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)	to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this (b) to the extent that such account reflects a decrease in value or periodic allocation of the cost of any asset referred to in (a) above;

(c)	minority interests;

(d)	non-cash current assets; and

(e)	Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing such assets.

“Consolidated Shareholders’ Equity” means, on any date, the total amount of shareholders’ equity of the Borrower determined on a consolidated basis in accordance with GAAP as the same would be set forth in a consolidated balance sheet of the Borrower and includes, in any event and regardless of the characterization pursuant to GAAP which are in effect from time to time, Preferred Securities issued by the Borrower.

“Conversion” means a conversion or deemed conversion of a Loan under the Credit Facility into another type of Loan under the Credit Facility pursuant to the provisions hereof, provided that, subject to Section 2.8 and to Article 6 with respect to Bankers’ Acceptances, the conversion of a Loan denominated in one currency to a Loan denominated in another currency shall be effected by repayment of the Loan or portion thereof being converted in the currency in which it was denominated and readvance to the Borrower of the Loan into which such conversion was made.

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.

“Conversion Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Agent by the Borrower pursuant hereto.

“Credit Facility” means the credit facility in the maximum principal amount (on the date hereof) of Cdn.$1,500,000,000 or the Equivalent Amount in United States Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

“Currency Excess” has the meaning set out in Section 2.17.

“Currency Excess Deficiency” has the meaning set out in Section 2.17.

“DBNA” has the meaning set out in Section 6.4.

“DBRS” means DBRS Limited and any successors thereto.

“Debt” means, with respect to any person (“X”), all obligations in respect of indebtedness for borrowed money of X which, in accordance with GAAP, would be recorded in the unconsolidated financial statements of X (including the notes thereto) and, in any event, including (without duplication):

(a)	obligations of X arising pursuant or in relation to bankers’ acceptances (including payment and reimbursement obligations in respect thereof) issued thereby or accepted upon the request thereof;

(b)	the undrawn amount under letters of credit, letters of guarantee and surety bonds issued on the request or for the account of X supporting obligations which would otherwise constitute Debt within the meaning of this definition or indemnities issued in connection therewith;

(c)	all Attributable Debt under any capital leases of X;

(d)	Purchase Money Obligations of X;

(e)	obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(f)	obligations of X under Guarantees relating to indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition (if such other person was X) including, without limitation, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), but excluding, in any event, Non-Recourse Debt and, if applicable to X, Preferred Securities and Intercompany Borrower Debt; provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Debt” shall be and shall be deemed to be references to Debt of the Borrower.

“Debt Rating” means the debt rating of the long-term, unsecured, unsubordinated debt of the Borrower (or its Successor, as applicable).

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a)	that has failed to fund any payment or its portion of any Loans required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder and under the other Documents and such Lender has not cured such failure to fund or to purchase participations within 1 Banking Day;

(b)	that has notified the Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(c)	that has failed, within 3 Banking Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans;

(d)	that has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within 3 Banking Days of the date when due, unless the subject of a good faith dispute;

(e)	in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent; or

(f)	that is generally in default of its obligations under other existing credit and loan documentation under which it has commitments to extend credit.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Subsidiaries” means, collectively, EPI and Enbridge Gas and “Designated Subsidiary” means either of such corporations.

“Discount Proceeds” means the net cash proceeds to the Borrower from the sale of a Bankers’ Acceptance pursuant hereto or, in the case of BA Equivalent Advances, the amount of a BA Equivalent Advance at the BA Discount Rate, in any case, before deduction or payment of the fees to be paid to the Lenders under Section 6.2.

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days, (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Dissenting Lender” has the meaning set out in Section 2.19.

“Documents” means, collectively, this Agreement and all certificates, notices, instruments and other documents delivered or to be delivered to the Agent or the Lenders, or both, in relation to the Credit Facility pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean and refer to the Documents executed and delivered by such person.

“Drawdown” means:

(a)	an Advance of a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan; or

(b)	the issue of Bankers’ Acceptances (or the making of a BA Equivalent Advance in lieu thereof) other than as a result of Conversions or Rollovers.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.

“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule E to be given to the Agent by the Borrower pursuant hereto.

“Enbridge Gas” means Enbridge Gas Distribution Inc. and its successors.

“Enbridge Gas First Mortgage Bonds” means all first mortgage bonds or other first mortgage obligations of Enbridge Gas, whether heretofore or hereafter issued, secured by a first fixed and specific charge on substantially all the fixed assets of Enbridge Gas (whether or not also secured by floating charge or by any other security) and includes, without limitation, the first mortgage bonds of Enbridge Gas outstanding from time to time under a Deed of Trust and Mortgage dated as of November 1, 1954, (and deeds supplemental thereto) made between Enbridge Gas and The Toronto General Trusts Corporation (succeeded by Montreal Trust Company of Canada), as trustee.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:

(a)	any claim by a Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(b)	any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

“Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.

“EPI” means Enbridge Pipelines Inc. and its successors.

“Equity Share” means any share that carries a residual right to participate in the earnings of the issuer thereof and, upon liquidation or winding-up, in its assets.

“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Agent at approximately noon (Toronto time) on that date in accordance with its normal practice.

“Event of Default” has the meaning set out in Section 10.1.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder:

(a)	Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

(b)	any branch profits Taxes or any similar Tax imposed by any other jurisdiction in which the Lender is located;

(c)	Taxes arising, from a Lender’s failure to properly comply with such Lender’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Implementation Agreement Act (Canada) or the similar provisions of legislation of any other jurisdiction that has entered into an agreement with the United States of America to provide for the implementation of FATCA-based reporting in that jurisdiction, and for certainty including in all circumstances any U.S. federal withholding Taxes for or in respect of FATCA; and

(d)	any Tax withheld by reason of a Lender not dealing at “arm’s length” with the Borrower (within the meaning of the Income Tax Act (Canada)).

“Excluded Transaction” means a Transaction wholly between or among the Borrower and/or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate of interest per annum equal to (a) the weighted average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve Board of the United States of America (or any successor thereof) arranged by Federal funds brokers on such day, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York (or any successor thereto) or, (b) if such day is not a Banking Day, such weighted average for the immediately preceding Banking Day for which the same is published or, (c) if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Financial Instrument Obligations” means obligations arising under:

(a)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Borrower or a Wholly-Owned Designated Subsidiary where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)	any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Borrower or a Wholly-Owned Designated Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time; and

(c)	any agreement for the making or taking of Petroleum Substances, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Borrower or a Wholly-Owned Designated Subsidiary where the subject matter of the same is Petroleum Substances or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or fluctuations in the price of Petroleum Substances, to the extent of the net amount due or accruing due from the Borrower or a Wholly-Owned Designated Subsidiary thereunder.

“Funded Obligations” means all Debt created, assumed or guaranteed which matures by its terms on, or is renewable at the option of the obligor to, a date more than 18 months after the date of the original creation, assumption or guarantee thereof, except Subordinated Debt; provided that, for the purposes of this definition, Preferred Securities shall only be excluded from “Debt” if Preferred Securities are excluded from “Funded Obligations” in the calculation of the “Issue Test” or the equivalent test provided for in the other material Debt instruments of the Borrower.

“GAAP” means generally accepted accounting principles in Canada, which shall be deemed to be reference to the recommendations at the relevant time of the Canadian Institute of Chartered Accountants (or any successor institute thereto) applicable on a consolidated basis (unless otherwise specifically provided or contemplated herein) or, to the extent adopted and permitted by Applicable Laws, generally accepted accounting principles in the United States, as at the date on which any determination or calculation is made or required to be made in accordance with such principles.

“Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.

“Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.

“Guarantee” means any guarantee, undertaking to assume, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless the Guarantee is limited to a determinable amount in which case the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation.

“Hazardous Materials” means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, harm or degradation to the environment or to human health or safety and includes any substance defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.

“Hostile Acquisition” means an acquisition of securities of a person (the “Target”) pursuant to a take-over bid, as defined in the Securities Act (Alberta) or in any other applicable securities legislation, where the board of directors, trustees or similar body of the Target whose securities are the subject matter of the take-over bid has neither approved such take-over bid nor recommended to the security holders of the Target that they tender or sell their securities pursuant to such take-over bid.

“Indemnified Parties” means, collectively, the Agent and the Lenders, including a receiver, receiver-manager or similar person appointed under applicable law, and their respective shareholders, Affiliates, officers, directors, employees and agents, and “Indemnified Party” means any one of the foregoing.

“Indemnified Third Party” has the meaning set out in Section 12.3.

“Information” has the meaning set out in Section 14.1.

“Intercompany Borrower Debt” means Debt or Non-Recourse Debt of the Borrower owing to or in favour of a Subsidiary.

“Interest Payment Date” means:

(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the first Banking Day of each calendar month; and

(b)	with respect to each Libor Loan, the last day of each applicable Interest Period and, if any Interest Period is longer than 3 months, the last Banking Day of each 3 month period during such Interest Period, provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Credit Facility is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under the Credit Facility.

“Interest Period” means:

(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(b)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of 1, 2, 3 or 6 months’ duration, subject to market availability, (or, subject to the agreement of all of the Lenders, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan; and

(c)	with respect to each Libor Loan, the period selected by the Borrower and being of 1, 2, 3, 6 or 12 months’ duration (or, subject to the agreement of all of the Lenders, a longer or shorter period) commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be, provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Loan; (ii) the last day of each Interest Period shall be a Banking Day and if the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period selected unless such next following Banking Day falls in the next calendar month in which event the

Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods for Loans outstanding under the Credit Facility shall expire on or prior to the Maturity Date.

“Investment Grade” means, with respect to Debt Ratings:

(a)	by DBRS, a rating of BBB(low) (or the then equivalent rating) or higher; and

(b)	by S&P, a rating of BBB- (or the then equivalent rating) or higher.

“Issue Test Total Consolidated Capitalization” means, without duplication, the sum of:

(a)	Consolidated Shareholders Equity;

(b)	the amount of preferred share capital;

(c)	the principal amount of Consolidated Funded Obligations;

(d)	the principal amount of Subordinated Debt;

(e)	the accumulated provision for deferred income taxes; and

(f)	the amount of any minority interests,

as determined by the Borrower on a consolidated basis and in accordance with GAAP.

“Judgment Conversion Date” has the meaning set out in Section 12.4.

“Judgment Currency” has the meaning set out in Section 12.4.

“Lender BA Suspension Notice” has the meaning set out in Section 11.2.

“Lender Distress Event” means, in respect of a given Lender, such Lender or its Lender Parent is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental Authority) or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or Lender Parent or their respective assets to be, insolvent, bankrupt or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not impair and could not reasonably be expected to impair the performance of such Lender’s obligations, or the exercise or enforcement of any rights or remedies against such Lender, in each case under or in respect of this Agreement.

“Lender Insolvency Event” means, in respect of a given Lender, such Lender or its Lender Parent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent, is deemed insolvent by applicable law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	(i) institutes, or has instituted against it by a regulator, supervisor or any similar Governmental Authority with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (A) a proceeding pursuant to which such Governmental Authority takes control of such Lender’s or Lender Parent’s assets, (B) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (C) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar Governmental Authority; or (ii) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (i) above and either (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(g)	has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within 15 days thereafter;

(h)	causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in subparagraphs (a) to (g) above, inclusive; or

(i)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing.

“Lender Libor Suspension Notice” has the meaning set out in Section 11.1.

“Lender Parent” means any person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein.

“Lenders’ Counsel” means the firm of Norton Rose Fulbright Canada LLP or such other firm of legal counsel as the Agent may from time to time designate after consultation with the Borrower.

“Libor Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Libor Rate, and each Rollover in respect thereof.

“Libor Rate” means, for each Interest Period applicable to a Libor Loan, the rate of interest per annum, expressed on the basis of a year of 360 days (as determined by the Agent and rounded upwards to the next 1/100 of 1%):

(a)	applicable to United States Dollars and appearing on the display referred to as “LIBOR01 Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) that displays the ICE Benchmark Administration Limited (or its successor) Interest Settlement Rate applicable to such Interest Period as of 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period; or

(b)	if such rate does not appear on such Reuters display, or if such display or rate is not available for any reason, the rate per annum at which United States Dollars are offered by the principal lending office in London, England of the Agent (or of its Affiliates if it does not maintain such an office) in the London interbank market at approximately 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period, in each case in an amount similar to such Libor Loan and for a period comparable to such Interest Period, provided that if the Libor Rate as determined above is less than zero, then the Libor Rate will be deemed to be zero.

“Loan” means a Canadian Prime Rate Loan, U.S. Base Rate Loan, Libor Loan, Bankers’ Acceptance or BA Equivalent Advance outstanding hereunder.

“Majority of the Lenders” means:

(a)	during the continuance of a Default or an Event of Default, those Lenders the Rateable Portions of all Outstanding Principal of which are, in the aggregate, at least 66 2⁄3% of all Outstanding Principal; and

(b)	at any other time, those Lenders the Commitments of which are, in the aggregate, at least 66 2⁄3% of the Commitments of all Lenders hereunder.

“Material Adverse Effect” means:

(a)	in relation to the Borrower, a material adverse effect on the financial condition of the Borrower and its Subsidiaries taken as a whole; and

(b)	in relation to a Designated Subsidiary, a material adverse effect on the financial condition of such Designated Subsidiary and its Subsidiaries taken as a whole.

“Maturity Date” means, in respect of the Obligations outstanding to a given Lender, May 15, 2017.

“Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.

“Non-Acceptance Lender” means (a) a Lender which ceases to accept bankers’ acceptances in the ordinary course of its business or (b) in respect of Lenders other than Schedule I Lenders, a Lender who, by notice in writing to the Agent and the Borrower, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired (and, for certainty, shall include the shares or other ownership interests of a single purpose entity which holds only such assets and other rights and collateral arising from or connected therewith) and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any indebtedness in respect of any amounts borrowed, Purchase Money Obligations, obligations secured by a Security Interest existing on property owned subject to Security Interest (whether or not the obligations secured thereby shall have been assumed) and guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent obligations in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them and, in each case, incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such indebtedness, liabilities and obligations, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such indebtedness, liabilities and obligations or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such indebtedness, liabilities and obligations has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired (and, for certainty, shall include the shares or other ownership interests of a single purpose entity which holds only such assets and other rights and collateral arising from or connected therewith) and to which the lender has recourse.

“NW” means Enbridge Pipelines (NW) Inc. and its successors.

“Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower to the Lenders or the Agent under, pursuant or relating to the Documents or the Credit Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement.

“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by any one of the chief executive officer, president, chief financial officer, a vice-president, treasurer, assistant treasurer, controller, corporate secretary or assistant secretary of the Borrower; provided, however, that Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices shall be executed on behalf of the Borrower by any one of the foregoing persons or such other persons as may from time to time be designated by written notice from the Borrower to the Agent.

“Outstanding BAs Collateral” has the meaning set out in Section 2.16.

“Outstanding Principal” means, at any time, the aggregate of (a) the principal amount of all outstanding Canadian Prime Rate Loans, (b) the Equivalent Amount in Canadian Dollars of the principal of all outstanding U.S. Base Rate Loans and Libor Loans and (c) the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Advances.

“Permitted Contest” means action taken by or on behalf of the Borrower or a Wholly-Owned Designated Subsidiary in good faith by appropriate proceedings diligently pursued to contest a Tax, claim or Security Interest, provided that:

(a)	the Borrower or such Designated Subsidiary has established reasonable reserves therefor if and to the extent required by GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property, assets and undertaking of the Borrower or such Designated Subsidiary, as the case may be.

“Permitted Encumbrances” means as at any particular time any of the following Security Interests or other encumbrances on the property or any part of the property of the Borrower or a Wholly-Owned Designated Subsidiary:

(a)	any Security Interest existing as of February 23, 1995 or arising thereafter pursuant to contractual commitments entered into prior to such date;

(b)	any Security Interest created, incurred or assumed to secure any Purchase Money Obligation;

(c)	any Security Interest created, incurred or assumed to secure any Non-Recourse Debt;

(d)	any Security Interest in favour of the Borrower or any Subsidiary securing obligations which have been subordinated and postponed to the Obligations on terms and conditions satisfactory to the Agent and Lenders’ Counsel;

(e)	any Security Interest created, incurred or assumed by Enbridge Gas to secure the Enbridge Gas First Mortgage Bonds;

(f)	any Security Interest on property of a corporation which Security Interest exists at the time such corporation is merged into, or amalgamated or consolidated with, the Borrower or a Designated Subsidiary, or such property is otherwise acquired by the Borrower or Designated Subsidiary;

(g)	any Security Interest securing any Debt to any bank or banks or other lending institution or institutions incurred in the ordinary course of business and for the purpose of carrying on the same, repayable on demand or maturing within 18 months of the date when such Debt is incurred or the date of any renewal or extension thereof;

(h)	any Security Interest in respect of:

(i)	liens for taxes and assessments not at the time overdue or any liens securing workmen’s compensation assessments, unemployment insurance or other social security obligations; provided, however, that if any such obligations are then overdue the Borrower or the Designated Subsidiary, as the case may be, shall be contesting the same by a Permitted Contest,

(ii)	any liens for specified taxes and assessments which are overdue but the validity of which is being contested at the time by the Borrower or the Designated Subsidiary, as the case may be, by a Permitted Contest,

(iii)	any liens or rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease,

(iv)	any obligations or duties, affecting the property of the Borrower or a Designated Subsidiary to any municipality or governmental, statutory or public authority, with respect to any franchise, grant, licence or permit and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on lands held by the Borrower or Designated Subsidiary under government permits, leases or other grants, which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held by the Borrower or Designated Subsidiary,

(v)	any deposits or liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, labourers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

(vi)

the right reserved to or vested in any municipality or governmental or other public authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, that affects any land, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition to the continuance thereof,

(vii)	any undetermined or inchoate liens and charges incidental to the current operations of the Borrower or a Designated Subsidiary that have not at the time been filed against the Borrower or Designated Subsidiary, as the case may be; provided, however, that if any such lien or charge shall have been filed, the Borrower or Designated Subsidiary shall be contesting the same by a Permitted Contest,

(viii)	any Security Interest the validity of which is being contested at the time by the Borrower or a Designated Subsidiary by a Permitted Contest,

(ix)	any easements, rights of way and servitudes (including, without in any way limiting the generality of the foregoing, easements, rights of way and servitudes for railways, sewers, dykes, drains, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) that in the reasonable opinion of the Borrower or Designated Subsidiary will not in the aggregate materially and adversely impair the use or value of the land concerned for the purpose for which it is held by the Borrower or Designated Subsidiary, as the case may be,

(x)	any security to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Borrower or Designated Subsidiary, as the case may be,

(xi)	any Security Interest on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations incurred or transacted for hedging purposes;

(xii)	any liens and privileges arising out of judgments or awards with respect to which the Borrower or Designated Subsidiary shall be contesting at the time by a Permitted Contest, and

(xiii)	any other liens of a nature similar to the foregoing which do not in the reasonable opinion of the Borrower or Designated Subsidiary materially impair the use of the property subject thereto or the operation of the business of the Borrower or Designated Subsidiary, as the case may be, or the value of such property for the purpose of such business;

(i)	any other Security Interest if the amount of obligations secured pursuant to this paragraph (i) does not exceed 5% of Consolidated Net Tangible Assets;

(j)	Security Interests in favour of the Lenders or the Agent on behalf of the Lenders;

(k)	such other Security Interests as may be consented to in writing by the Lenders; and

(l)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding paragraphs (a) to (k) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased;

provided that nothing in this definition shall in and of itself cause the Loans and other Obligations to be subordinated in priority of payment to any such Permitted Encumbrance.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Power of Attorney” means a power of attorney provided by the Borrower to a Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 6.4 hereof.

“Preferred Securities” means securities, including debt securities, which at all times have the following characteristics:

(a)	a final maturity extending beyond the Maturity Date;

(b)	no scheduled payments or mandatory reductions of principal thereunder prior to the Maturity Date;

(c)	provision for the deferral of interest payments due and payable thereunder for periods of not less than five years;

(d)	a default, event of default, acceleration or similar circumstance under any unsubordinated debt of the issuer, including, in the case of the Borrower, a Default, Event of Default, acceleration of payment of the obligations or enforcement of the rights and remedies of the Lenders under the Documents, shall not (i) cause a default or event of default (within the passage of time or otherwise) under such securities or the indenture governing the same, or (ii) cause or permit the obligations thereunder to be due and payable prior to the stated maturity thereof;

(e)	payments of interest due and payable thereunder can be satisfied by delivering common shares, preferred shares not redeemable at the option of the holder thereof, or other non-redeemable equity securities of the issuer (or any combination thereof) in accordance with the indenture governing such securities;

(f)	all amounts payable in respect to such securities are subordinate and junior in right of payment to the prior payment in full of all obligations under the unsubordinated debt of the issuer upon a payment default on any such debt in respect of which any applicable grace period has ended and such default has not been cured or waived or ceased to exist or the acceleration of any such debt which has not been rescinded;

(g)	such securities shall not be entitled to any distribution upon the distribution of assets of the issuer to creditors upon its dissolution, bankruptcy or any such similar proceedings, until all obligations under the unsubordinated debt of the issuer have been paid in full; and

(h)	if the issuer is the Borrower, the holders of such securities do not hold any guarantees, indemnities or other financial assistance in respect of such securities from any Subsidiary;

provided that: (i) for certainty, Preferred Securities shall include those 7.60% preferred securities due June 30, 2048 issued by the Borrower pursuant to a trust indenture dated July 8, 1999, except to the extent such preferred securities or such indenture are amended, supplemented or otherwise modified after the date hereof and by reason thereof such preferred securities cease to have the foregoing characteristics and (ii) in the case of such securities issued by a Subsidiary, such securities shall not constitute Preferred Securities for the purposes hereof to the extent that, and by the amount which, such securities in aggregate exceed 15.0% of the Total Consolidated Capitalization of the Subsidiary in question (determined, for certainty, after giving effect to the issuance of such securities).

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Rateable Portion”, as regards any Lender, with regard to any amount of money, means (subject to Section 6.5 in respect of the rounding of allocations of Bankers’ Acceptances) in respect of the Credit Facility and Drawdowns, Conversions, Rollovers and Loans and other amounts payable thereunder or in respect thereof, the product obtained by multiplying that amount by the quotient obtained by dividing (a) that Lender’s Commitment by (b) the aggregate of all of the Lenders’ Commitments; provided that, for certainty, with respect to a given Lender and the payment of all Obligations owing to such Lender (i) on the Maturity Date applicable to such Lender or (ii) pursuant to Section 2.19, the amount of such payment shall be deemed to be such Lender’s Rateable Portion thereof.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.

“Removed Lender” has the meaning set out in Section 2.19.

“Repayment Notice” means a notice substantially in the form annexed hereto as Schedule F to be given to the Agent by the Borrower pursuant hereto.

“Rollover” means:

(a)	with respect to any Libor Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto; and

(b)	with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Article 6 hereof.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which shall be a Banking Day.

“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule G to be given to the Agent by the Borrower pursuant hereto.

“S&P” means the Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.) and any successors thereto.

“Sanction” means any economic or trade sanction imposed or administered by (i) the Canadian government (including, without limitation, those economic or trade sanctions imposed or administered under the Special Economic Measures Act (Canada) or the United Nations Act (Canada) or any associated regulations); or (ii) any other sanctions authority of any jurisdiction where the Borrower or any Subsidiary maintains assets or otherwise engages in business, including, if applicable, those economic or trade sanctions imposed or administered by the United States government (including, without limitation, those economic or trade sanctions imposed or administered by the Office of Foreign Assets Control of the United States Department of the Treasury), the United Nations Security Council, the European Union or her Majesty’s Treasury.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Schedule I Reference Lenders” means two Schedule I Lenders which are designated as such by both the Agent and the Borrower from time to time (it being agreed that the Agent and the Borrower may at any time terminate the designation of a Lender as a Schedule I Reference Lender and designate another Schedule I Lender as a Schedule I Reference Lender in its place by delivery to the Lenders of a written notification to such effect executed by both the Borrower and the Agent), provided that, if a person ceases to be a Lender hereunder, then such person shall thereupon cease to be a Schedule I Reference Lender without further action; as of the date hereof, the Schedule I Reference Lenders are The Bank of Nova Scotia and The Toronto-Dominion Bank.

“Schedule II/III Reference Lenders” means two Schedule II Lenders or Schedule III Lenders (or one Schedule II Lender and one Schedule III Lender) which are designated as such by both the Agent and the Borrower from time to time (it being agreed that the Agent and the Borrower may at any time terminate the designation of a Lender as a Schedule II/III Reference Lender and designate another Schedule II Lender or Schedule III Lender as a Schedule II/III Reference Lender in its place by delivery to the Lenders of a written notification to such effect executed by both the Borrower and the Agent), provided that, if a person ceases to be a Lender hereunder, then such person shall thereupon cease to be a Schedule II/III Reference Lender without further action; as of the date hereof, the Schedule II/III Reference Lenders are Sumitomo Mitsui Banking Corporation of Canada and BNP Paribas, acting through its Canada Branch.

“Security Interest” means any assignment by way of security, mortgage, charge, pledge, lien, encumbrance, title retention agreement (including, without limitation, a capital lease) or other security interest whatsoever, howsoever created or arising, fixed or floating, perfected or not, which secures payment or performance of an obligation , but, for certainty, shall exclude operating leases and factoring or other similar absolute assignments of accounts receivable.

“Subordinated Debt” means any Debt which matures by its terms on, or is renewable at the option of the obligor to, a date more than 18 months after the date of the original creation or assumption thereof and which by its terms, by operation of law or otherwise, provides that in the event of:

(a)	any insolvency, bankruptcy, receivership, liquidation, composition or other similar proceeding relating to the Borrower or its property; or

(b)	any proceedings for the liquidation, dissolution or other winding–up of the Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; or

(c)	any assignment by the Borrower for the benefit of creditors; or

(d)	any other marshalling of the assets of the Borrower for distribution to the creditors of the Borrower,

then the Obligations are to be first paid in full before any payment or distribution, whether in cash or other property, shall be made on account of any such obligations and in respect of which the Agent has received an opinion from Lenders’ Counsel or legal counsel to the Borrower to the effect that such Debt constitutes “Subordinated Debt”.

“Subsidiary” means, with respect to any person (“X”):

(a)	any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or by X and one or more of its Subsidiaries;

(b)	any partnership of which, at the time, X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)	any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower.

“Successor” has the meaning set out in Section 9.2(b).

“Successor Agent” has the meaning set out in Section 13.10.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall be construed accordingly.

“Tax Forms” has the meaning set out in Section 7.5.

“Tax Refund” has the meaning set out in Section 7.5.

“Total Consolidated Capitalization” means, without duplication, the sum of:

(a)	shareholders’ equity, including therein, for certainty but without limitation, the amount of preferred share capital;

(b)	the principal amount of Debt;

(c)	the accumulated provision for deferred income taxes; and

(d)	the amount of any minority interests;

as determined for the person in question on a consolidated basis in accordance with GAAP.

“Transaction” has the meaning set out in Section 9.2(b).

“Unconsolidated Shareholders’ Equity” means, on any date, the total amount of shareholders’ equity of the Borrower determined on an unconsolidated basis in accordance with GAAP as the same would be set forth in an unconsolidated balance sheet of the Borrower and includes, in any event and regardless of the characterization pursuant to GAAP, Preferred Securities issued by the Borrower.

“United States Dollars” and “U.S.$” means the lawful money of the United States of America.

“U.S. Base Rate” means, for any day, the greatest of:

(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for United States Dollar demand loans in Canada;

(b)	the rate of interest per annum for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4), plus 1.00% per annum; and

(c)	the Libor Rate for a period of 1 month on such day (or in respect of any day that is not a Banking Day, such Libor Rate in effect on the immediately preceding Banking Day) plus 1.00% per annum,

provided that if all such rates are equal or if such Federal Funds Rate and such Libor Rate are unavailable for any reason on the date of determination, then the “U.S. Base Rate” shall be the rate specified in (a) above.

“U.S. Base Rate Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.

“Voting Share” means any share that carries a right to vote on the election of directors of the issuer thereof in all circumstances.

“Wholly-Owned Designated Subsidiary” means a Designated Subsidiary which the Borrower directly or indirectly through its Subsidiaries (or any combination thereof) holds all of the issued and outstanding Voting Shares.

1.2	Headings; Articles and Sections

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Number; persons; including

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as

“include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them. References herein to any person shall, unless the context otherwise requires, include such person’s successors and permitted assigns.

1.4	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties hereto, be made in accordance with GAAP applied on a consistent basis. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Agent (with the approval of the Lenders or the Majority of the Lenders, as applicable), all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Canadian Institute of Chartered Accountants or the Financial Accounting Standards Board, and in all events including changes resulting from implementation of the International Financial Reporting Standards to the extent required by the Canadian Accounting Standards Board.

1.5	References to Agreements and Enactments

Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

1.6	Per Annum Calculations

Unless otherwise stated, wherever in this Agreement reference is made to a rate “per annum” or a similar expression is used, such rate shall be calculated on the basis of calendar year of 365 days.

1.7	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders and Commitments

Schedule B	-	Assignment Agreement
Schedule C	-	Compliance Certificate
Schedule D	-	Conversion Notice
Schedule E	-	Drawdown Notice
Schedule F	-	Repayment Notice
Schedule G	-	Rollover Notice.

ARTICLE 2 - THE CREDIT FACILITY

2.1	The Credit Facility

Subject to the terms and conditions hereof, each of the Lenders shall make available to the Borrower such Lender’s Rateable Portion of the Credit Facility. Subject to Section 2.17, the Outstanding Principal under the Credit Facility shall not exceed the maximum principal amount of the Credit Facility.

2.2	Types of Availments

The Borrower may, in Canadian Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of Canadian Prime Rate Loans and Bankers’ Acceptances and may, in United States Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of U.S. Base Rate Loans and Libor Loans. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans shall be drawn down and in which combinations or proportions.

2.3	Purpose

The Credit Facility is being made available for the general corporate purposes of the Borrower.

2.4	Nature of the Credit Facility and Availability

(1) The Credit Facility shall be a non-revolving credit facility: that is, any repayment of any Loans under the Credit Facility shall result in a permanent reduction of the Credit Facility to the extent of such repayment and the Borrower shall not be entitled to make any further Drawdown in respect of and to the extent of any such repayment.

(2) The Borrower shall only be entitled to make Drawdowns on ten Drawdown Dates under the Credit Facility. The tenth and final Drawdown Date shall occur on or before 30 days from the date hereof, after which any unutilized portion of the Credit Facility shall be cancelled.

2.5	Minimum Drawdowns

Each Drawdown under the Credit Facility of the following types of Loans shall be in the following amounts indicated:

(a)	Canadian Prime Rate Loans in minimum principal amounts of Cdn.$1,000,000 and Drawdowns in excess thereof in integral multiples of Cdn.$1,000,000;

(b)	Bankers’ Acceptances in minimum aggregate amounts of Cdn.$10,000,000 at maturity and Drawdowns in excess thereof in integral multiples of Cdn.$1,000,000;

(c)	U.S. Base Rate Loans in minimum principal amounts of U.S.$1,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$1,000,000; and

(d)	Libor Loans in minimum principal amounts of U.S.$10,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$1,000,000.

2.6	Libor Loan Availability

Drawdowns of, Conversions into and Rollovers of requested Libor Loans may only be made upon the Agent’s prior favourable determination with respect to the matters referred to in Section 11.1.

2.7	Notice Periods for Drawdowns, Conversions and Rollovers

Subject to the provisions hereof, the Borrower may make a Drawdown, Conversion or Rollover under the Credit Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Agent not later than:

(a)	10:00 a.m. (Calgary time) three Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or the Rollover of Libor Loans;

(b)	10:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances; and

(c)	10:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans.

2.8	Conversion Option

Subject to the provisions of this Agreement, the Borrower may convert the whole or any part of any type of Loan under the Credit Facility into any other type of permitted Loan under the Credit Facility by giving the Agent a Conversion Notice in accordance herewith; provided that:

(a)	Conversions of Libor Loans and Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(b)	the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion (as set forth in Section 2.5);

(c)	in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated, but this shall not constitute a repayment under section 2.14; and

(d)	a Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns.

2.9	Libor Loan Rollovers; Selection of Libor Interest Periods

At or before 10:00 a.m. (Calgary time) three Banking Days prior to the expiration of each Interest Period of each Libor Loan, the Borrower shall, unless it has delivered a Conversion Notice pursuant to Section 2.8 and/or a Repayment Notice pursuant to Section 2.15 (together with a Rollover Notice if a portion only is to be converted or repaid; provided that a portion of a Libor Loan may be continued only if the portion which is to remain outstanding is equal to or exceeds the minimum amount required hereunder for Drawdowns of Libor Loans) with respect to the aggregate amount of such Loan, deliver a Rollover Notice to the Agent selecting the next Interest Period applicable to the Libor Loan, which new Interest Period shall commence on and include the last day of such prior Interest Period. If the Borrower fails to deliver a Rollover Notice to the Agent as provided in this Section, the Borrower shall be deemed to have given a Conversion Notice to the Agent electing to convert the entire amount of the maturing Libor Loan into a U.S. Base Rate Loan.

2.10	Rollovers and Conversions not Repayments

Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, and any amount rolled over shall continue to be the same type of Loan under the Credit Facility as before the Rollover, but such Conversion or Rollover (to the extent of the amount converted or rolled over) shall not of itself constitute a repayment or a fresh utilization of any part of the amount available under the Credit Facility.

2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans

Upon receipt of a Drawdown Notice, Rollover Notice or Conversion Notice with respect to a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan, the Agent shall forthwith notify the Lenders of the requested type of Loan, the proposed Drawdown Date, Rollover Date or Conversion Date, each Lender’s Rateable Portion of such Loan and, if applicable, the account of the Agent to which each Lender’s Rateable Portion is to be credited.

2.12	Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans

Each Lender shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to a Canadian Prime Rate Loan, a U.S. Base Rate Loan or a Libor Loan, credit the applicable Agent’s Account with such Lender’s Rateable Portion of each such requested Loan and for same day value on the same date the Agent shall pay to the Borrower the full amount of the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Notice.

2.13	Irrevocability

A Drawdown Notice, Rollover Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lenders may have hereunder in regard thereto and the Borrower’s rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.

2.14	Optional Repayment of the Credit Facility

The Borrower may at any time and from time to time repay, without penalty, to the Agent for the account of the Lenders the whole or any part of any Loan owing by it together with accrued interest thereon to the date of such repayment provided that:

(a)	the Borrower shall give a Repayment Notice (executed in accordance with the definition of Officer’s Certificate) to the Agent not later than:

(i)	10:00 a.m. (Calgary time) three Banking Days prior to the date of the proposed repayment, for Libor Loans;

(ii)	10:00 a.m. (Calgary time) two Banking Days prior to the date of the proposed repayment, for Banker’s Acceptances; and

(iii)	10:00 a.m. (Calgary time) one Banking Day prior to the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans;

(b)	repayments pursuant to this Section may only be made on a Banking Day;

(c)	subject to the following provisions and Section 2.16, each such repayment may only be made on the last day of the applicable Interest Period with regard to a Libor Loan that is being repaid;

(d)	a Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.16(2);

(e)	each such repayment shall be in a minimum amount of the lesser of: (i) the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid and (ii) the Outstanding Principal of all Loans outstanding under the Credit Facility immediately prior to such repayment; any repayment in excess of such amount shall be in integral multiples of $1,000,000; and

(f)	the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid.

2.15	Mandatory Repayment of the Credit Facility

Subject to Section 10.2 and Article 7, the Borrower shall repay or pay, as the case may be, to the Agent, on behalf of each of the Lenders, all Loans and other Obligations owing to each Lender on or before the Maturity Date.

2.16	Additional Repayment Terms

(1) If any Libor Loan is repaid on other than the last day of the applicable Interest Period, the Borrower shall, within three Banking Days after notice is given by the Agent, pay to the Agent for the account of the Lenders all costs, losses, premiums and expenses incurred by the Lenders by reason of the liquidation or re-deployment of deposits or other funds, or for any other reason whatsoever, resulting in each case from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If pursuant to the provisions of this Section or any other provision hereof the Borrower becomes obliged to pay such costs, losses, premiums and expenses, each Lender shall use reasonable efforts to minimize such costs, losses, premiums and expenses; provided, however, that such Lender shall have no obligation to expend its own funds, suffer any economic hardship or take any action detrimental to its interests in connection therewith. Any Lender, upon becoming entitled to be paid such costs, losses, premiums and expenses, shall deliver to the Borrower and the Agent a certificate of the Lender certifying as to such amounts and, in the absence of manifest error, such certificate shall be conclusive and binding for all purposes.

(2) With respect to the repayment of unmatured Bankers’ Acceptances pursuant to Section 2.14(d) or otherwise hereunder, it is agreed that the Borrower shall provide for the funding in full of the unmatured Bankers’ Acceptances to be repaid by paying to and depositing with the Agent cash collateral (the “Cash Collateral”) for such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof; such Cash Collateral deposited by the Borrower shall be invested by the Agent in Approved Securities as may be directed in writing by the Borrower from time to time (the “Collateral Investments”), provided that the Borrower shall direct said investments so that they mature in amounts sufficient to permit payment of the Obligations for maturing Bankers’ Acceptances on the maturity dates thereof, with interest thereon to be credited to the Borrower. In the event that the Agent is not provided with instructions from the Borrower to make Collateral Investments as provided herein, the Agent shall hold such Cash Collateral in an interest bearing cash collateral account (the “Cash Collateral Account”) at rates prevailing at the time of deposit for similar accounts with the Agent. The (a) Cash Collateral, (b) Cash Collateral Accounts, (c) Collateral Investments, (d) any accounts receivable, claims, instruments or securities evidencing or relating to the foregoing, and (e) any proceeds of any of the foregoing (collectively, the “Outstanding BAs Collateral”) shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Bankers’ Acceptances and the Security Interest of the Agent thereby created in such Outstanding BAs Collateral shall rank in priority to all other Security Interests and adverse claims against such Outstanding BAs Collateral. Such Outstanding BAs Collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and the Agent is hereby irrevocably directed by the Borrower to apply any such Outstanding BAs Collateral to such maturing Bankers’ Acceptances. The Outstanding BAs Collateral created herein shall not be released to the Borrower without the consent of all of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If, after maturity of the Bankers’ Acceptances for which such Outstanding BAs Collateral is held and application by the Agent of the Outstanding BAs Collateral to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any interest or other proceeds of the Outstanding BAs Collateral remains, such interest or other proceeds shall be promptly paid and transferred by the Agent to the Borrower so long as no Default or Event of Default is then continuing.

2.17	Currency Excess

(1) If the Agent shall determine that the aggregate Outstanding Principal of the outstanding Loans under the Credit Facility exceeds the maximum amount of the Credit Facility (the amount of such excess is herein called the “Currency Excess”), then, upon written request by the Agent (which request shall detail the applicable Currency Excess), the Borrower shall repay an amount of Canadian Prime Rate Loans or U.S. Base Rate Loans under the Credit Facility within (a) if the Currency Excess exceeds Cdn.$25,000,000, 5 Banking Days, and (b) in all other cases, 20 Banking Days after receipt of such request, such that, except as otherwise contemplated in Section 2.17(2), the Equivalent Amount in Canadian Dollars of such repayments is, in the aggregate, at least equal to the Currency Excess.

(2) If, in respect of any Currency Excess, the repayments made by the Borrower have not completely removed such Currency Excess (the remainder thereof being herein called the “Currency Excess Deficiency”), the Borrower shall within the aforementioned 5 or 20 Banking Days, as the case may be, after receipt of the aforementioned request of the Agent, place an amount equal to the Currency Excess Deficiency on deposit with the Agent in an interest-bearing account with interest at rates prevailing at the time of deposit for the account of the Borrower, to be assigned to the Agent on behalf of the Lenders by instrument satisfactory to the Agent and to be applied to maturing Bankers’ Acceptances or Libor Loans (converted if necessary at the exchange rate for determining the Equivalent Amount on the date of such application). The Agent is hereby irrevocably directed by the Borrower to apply any such sums on deposit to maturing Loans, as provided in the preceding sentence. In lieu of providing funds for the Currency Excess Deficiency, as provided in the preceding provisions of this Section, the Borrower may within the said period of 5 or 20 Banking Days, as the case may be, provide to the Agent an irrevocable standby letter of credit in an amount equal to the Currency Excess Deficiency and for a term which expires not sooner than 10 Banking Days after the date of maturity or expiry, as the case may be, of the relevant Bankers’ Acceptances or Libor Loans, as the case may be; such letter of credit shall be issued by a financial institution, and shall be on terms and conditions, acceptable to the Agent in its sole discretion. The Agent is hereby authorized and directed to draw upon such letter of credit and apply the proceeds of the same to Bankers’ Acceptances or Libor Loans as they mature. Upon the Currency Excess being eliminated as aforesaid or by virtue of subsequent changes in the exchange rate for determining the Equivalent Amount, then, provided no Default or Event of Default is then continuing, such funds on deposit, together with interest thereon, or such letters of credit shall be returned to the Borrower, in the case of funds on deposit, or shall be cancelled or reduced in amount, in the case of letters of credit.

2.18	Takeover Notification

(1) In the event the Borrower wishes to utilize Drawdowns to, or to provide funds to any Subsidiary to, finance a Hostile Acquisition then the following steps shall be followed:

(a)	at least 5 Banking Days prior to the delivery of any notice to the Agent pursuant to Section 2.7 requesting Drawdowns intended to be utilized for such Hostile Acquisition, the president, chief financial officer, vice president and treasurer or general counsel of the Borrower shall advise a senior official of each Lender and the Agent (designated by each Lender and the Agent at the particular time for such purpose) of the particulars of such Hostile Acquisition in sufficient detail to enable each Lender to determine whether it has an actual conflict of interest if Drawdowns from such Lender are utilized by the Borrower for such Hostile Acquisition ; and

(b)	within 3 Banking Days of being so advised:

(i)	if a Lender shall not have notified the Borrower and the Agent that an actual conflict of interest exists (such determination to be made by each Lender in the exercise of its sole discretion having regard to such considerations as it deems appropriate), such Lender shall be deemed to have no such actual conflict of interest; or

(ii)	if a Lender has notified the Borrower and the Agent within such period of 3 Banking Days that such an actual conflict of interest exists, then upon the Borrower and the Agent being so notified, such Lender shall have no obligation to provide Drawdowns directly or indirectly to finance such Hostile Acquisition notwithstanding any other provision of this Agreement to the contrary.

(2) If any notification has been made by a Lender pursuant to Section 2.18(1)(b)(ii) then, except as provided in Section 2.18(3) below, Rateable Portions of any Loans made to finance the Hostile Acquisition in respect of which such notice was given shall be determined without reference to the Commitment of such Lender; any such notification by a given Lender shall not relieve any other Lender of any of its obligations hereunder, provided that, for certainty, no Lender shall be obligated by this Section to make or provide Loans in excess of its Commitment.

(3) If the conflict of interest giving rise to a notification under Section 2.18(1)(b)(ii) ceases to exist (whether by successful completion of the Hostile Acquisition or otherwise), then the Lender giving such notification shall, on the next Rollover or Conversion of or, in the case of a Canadian Prime Rate Loan or a U.S. Base Rate Loan, the next Interest Payment Date for, the Loans made to finance the relevant Hostile Acquisition, purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of such Loans equal in total to the notifying Lender’s Rateable Portion thereof without regard to Sections 2.18(1) and 2.18(2).

2.19	Replacement of Lenders

The Borrower shall have the right, at its option, to (a) replace (by causing a Lender to assign its rights and interests under the Credit Facility to additional financial institutions or to existing Lenders which have agreed to increase their Commitments) or (b) provided that no Default or Event of Default has occurred and is continuing, repay the Obligations outstanding and cancel the Commitments of (without corresponding repayment to or cancellation of the Commitments of other Lenders) or (c) do any combination thereof with respect to: (i) those Lenders which have not agreed to a consent under, waiver of or proposed amendment to the provisions of the Documents (each, a “Dissenting Lender”) requested by the Borrower, (ii) those Lenders which have notified the Borrower that they have a conflict of interest in respect of a Hostile Acquisition pursuant to Section 2.18, (iii) in any calendar year, up to four Lenders which, in the aggregate, do not have Commitments which represent more than 15% of the Commitments of all Lenders, (iv) those Lenders which have notified the Borrower and the Agent of an entitlement to receive Additional Compensation under Section 11.3, (v) those Lenders which, pursuant to Section 11.5, have declared their obligations under this Agreement in respect of any Loan to be terminated and (vi) any Defaulting Lender (and such Lender described in clauses (i), (ii), (iii), (iv), (v) or (vi), a “Removed Lender”), and for such purposes the provisions of Section 2.19(b) and 2.19(c) below shall apply thereto provided that, notwithstanding the foregoing:

(a)	the Borrower shall not be entitled to replace or repay a Dissenting Lender unless, after doing so, the requested consent, waiver or amendment would be approved in accordance with the Documents;

(b)	for certainty, the addition of new financial institutions as Lenders shall require the consent of the Agent, such consents not to be unreasonably withheld;

(c)

the Borrower may require each Removed Lender to assign all of its rights, benefits and interests under the Documents, its Commitment and its Rateable Portion of all Loans and other Obligations outstanding under the Credit Facility (collectively, the “Assigned Interests”) to (i) any other existing Lenders which have agreed to increase their Commitments under the Credit Facility and purchase Assigned Interests, and (ii) to the extent the Assigned Interests are not transferred to other existing Lenders, financial institutions selected by the Borrower and acceptable to the Agent, acting reasonably. Such assignments shall be effective upon execution of assignment documentation satisfactory to the relevant Removed Lender, the assignee, the Borrower and the Agent (each acting reasonably), upon payment to the relevant Removed Lender (in immediately available funds) by the relevant assignee of an amount equal to its Rateable Portion of all Obligations being assigned and all accrued but unpaid interest and fees hereunder in respect of those portions of the Loans and Commitments being assigned, upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the recording fee contemplated in Section 14.6, and upon provision satisfactory to the relevant Removed Lender (acting reasonably) being made for (i) payment at maturity of outstanding Bankers’ Acceptances accepted by it and (ii) any costs, losses, premiums or expenses incurred by such Removed Lender by reason of the liquidation or re-deployment of deposits or other funds in respect of Libor Loans outstanding hereunder. Upon such assignment and transfer, the Removed Lender in question shall have no further right, interest, benefit or obligation in respect of the Credit Facility and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Removed Lender; for such purpose, to the extent that the assignee is not already a party hereto, the assignee shall execute and deliver an Assignment Agreement and such other documentation as may be reasonably required by the Agent and the Borrower to confirm its agreement to be bound by the provisions hereof and to give effect to the foregoing; and

(d)	to the extent that any Removed Lender has not assigned its rights and interests to another Lender or other financial institution as provided in Section 2.19(c) above, the Borrower may, provided that no Default or Event of Default has occurred and is continuing but otherwise notwithstanding any other provision hereof, repay the Removed Lender’s Rateable Portion of all Loans outstanding under the Credit Facility, together with all accrued but unpaid interest and fees thereon with respect to its Commitment, without making corresponding repayment to the other existing Lenders and, upon such repayment and provision satisfactory to the relevant Removed Lender (acting reasonably) being made for (i) payment at maturity of all outstanding Bankers’ Acceptances accepted by such Removed Lender and (ii) any costs, losses, premiums or expenses incurred by such Removed Lender by reason of a liquidation or re-deployments of deposits or other funds in respect of Libor Loans outstanding hereunder, the Borrower shall cancel such Removed Lender’s Commitment; upon completion of the foregoing, such Removed Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility and the Credit Facility shall be reduced by the amount of such Removed Lender’s cancelled Commitment.

ARTICLE 3 - CONDITIONS PRECEDENT TO DRAWDOWNS

3.1	Conditions for Drawdowns

On or before each Drawdown hereunder the following conditions shall be satisfied:

(a)	the Agent shall have received a proper and timely Drawdown Notice from the Borrower requesting the Drawdown;

(b)	the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects on and as of the date of the requested Drawdown;

(c)	no event shall have occurred and be continuing which would constitute an Event of Default or a Default nor shall the requested Drawdown result in the occurrence of any such event; and

(d)	after giving effect to the requested Drawdown, the Outstanding Principal of all Loans outstanding under the Credit Facility shall not exceed the maximum amount of the Credit Facility.

3.2	Additional Conditions for Effectiveness

This Agreement shall be effective upon the following conditions being satisfied:

(a)	all fees previously agreed in writing between the Borrower and each of the Lenders shall be paid by the Borrower to the Lenders;

(b)	all fees previously agreed in writing between the Borrower and the Agent shall be paid by the Borrower to the Agent.

(c)	the Borrower shall have delivered to the Agent a current certificate of compliance in respect of its governing jurisdiction and certified copies of its articles, by-laws and the resolutions authorizing the Documents to which it is a party and transactions hereunder and an Officer’s Certificate as to the incumbency of the officers of the Borrower signing the Documents to which it is a party;

(d)	the Agent and the Lenders shall have received legal opinions from each of legal counsel to the Borrower and Lenders’ Counsel with respect to those matters reasonable in scope for a transaction of this nature and otherwise in form and substance as may be required by all of the Lenders, acting reasonably; and

(e)	the Borrower shall have delivered to each respective Lender all documentation required to comply with all “know-your-client” requirements under the AML Legislation, as determined by each such Lender in respect of such Lender’s compliance, acting reasonably.

3.3	Waiver

The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by all of the Lenders, in whole or in part (with or without terms or conditions) without prejudicing the right of the Lenders or Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.

ARTICLE 4 - EVIDENCE OF DRAWDOWNS

4.1	Account of Record

The Agent shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall, absent manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in such books of account maintained by it.

ARTICLE 5 - PAYMENTS OF INTEREST AND FEES

5.1	Interest on Canadian Prime Rate Loans

The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the

Canadian Prime Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.2	Interest on U.S. Base Rate Loans

The Borrower shall pay interest on each U.S. Base Rate Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the U.S. Base Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent of the U.S. Base Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the U.S. Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.3	Interest on Libor Loans

The Borrower shall pay interest on each Libor Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum, calculated on the basis of a 360-day year, equal to the Libor Rate with respect to such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent of the Libor Rate applicable to an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Rollover Date, Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Libor Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

5.4	Interest Act (Canada); Conversion of 360 Day Rates

(1) Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(2) Whenever a rate of interest or other rate per annum hereunder is expressed or calculated on the basis of a year of 360 days, such rate of interest or other rate shall be expressed as a rate per annum, calculated on the basis of a 365-day year, by multiplying such rate of interest or other rate by 365 and dividing it by 360.

5.5	Nominal Rates; No Deemed Reinvestment

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

5.6	Standby Fees

(1) The Borrower shall pay to the Agent for the account of the Lenders a standby fee in Canadian Dollars in respect of the Credit Facility calculated at a rate per annum equal to the Applicable Pricing Rate on the amount, if any, by which the amount of the Outstanding Principal under the Credit Facility for each day in the period from the date hereof until 30 days from the date hereof is less than the maximum amount for each such day of the Credit Facility. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower within 10 Banking Days from the date that is 30 days from the date hereof.

5.7	Agent’s Fees

The Borrower shall pay to the Agent, for its own account, from time to time, until the Credit Facility has been fully cancelled and all Obligations hereunder have been paid in full, a non-refundable annual agency fee in the amount agreed in writing between the Borrower and the Agent.

5.8	Interest on Overdue Amounts

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (a) in respect of amounts due in Canadian Dollars, the rate of interest then payable on Canadian Prime Rate Loans plus 2.0% per annum or (b) in respect of amounts due in United States Dollars, the rate of interest then payable on U.S. Base Rate Loans plus 2.0% per annum.

5.9	Waiver

To the extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

5.10	Maximum Rate Permitted by Law

No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by applicable law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under applicable law.

ARTICLE 6 - BANKERS’ ACCEPTANCES

6.1	Bankers’ Acceptances

The Borrower may give the Agent notice that Bankers’ Acceptances will be required under the Credit Facility pursuant to a Drawdown, Rollover or Conversion.

6.2	Fees

Upon the acceptance by a Lender of a Bankers’ Acceptance, the Borrower shall pay to the Agent for the account of such Lender an acceptance fee in Canadian Dollars equal to the Applicable Pricing Rate calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 days.

6.3	Form and Execution of Bankers’ Acceptances

The following provisions shall apply to each Bankers’ Acceptance hereunder:

(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be a minimum amount of Cdn.$100,000 and integral multiples of Cdn.$1,000 for amounts in excess of such minimum amount;;

(b)	the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by all of the Lenders, be 1, 2, 3 or 6 months (or such other longer or shorter term as agreed by all Lenders), as selected by the Borrower in the relevant Drawdown, Rollover or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance (which, for certainty, pursuant to the definition of “Interest Period” shall be on or prior to the Maturity Date);

(c)	each draft drawn by the Borrower and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time; provided, however, that the Agent may require the Lenders to use a generic form of Bankers’ Acceptance, in a form satisfactory to each Lender, acting reasonably, provided by the Agent for such purpose in place of the Lenders’ own forms;

(d)	subject to Section 6.3(e) below, Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)	in lieu of signing Bankers’ Acceptances in accordance with Section 6.3(d) above, the Borrower may provide a Power of Attorney to a Lender; for so long as a Power of Attorney is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.

6.4	Power of Attorney; Provision of Bankers’ Acceptances to Lenders

(1) Unless revoked with respect to a given Lender in accordance herewith, the Borrower hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:

(a)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in such Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including CDS Clearing and Depository Services Inc., or its nominee, CDS & Co. (the “clearing house”);

(b)	for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of such Lender;

(c)	to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(d)	to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Lender,

provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.

Instructions from the Borrower to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of the Borrower of Bankers’ Acceptances which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Agent by delivery to the Agent of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Agent, on behalf of the Borrower, to the Lender.

The communication in writing by the Borrower, or on behalf of the Borrower by the Agent, to a Lender of the instructions set out in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (a) the authorization and instruction of the Borrower to such Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the Borrower to such Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

A Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Lender shall confirm particulars of such instructions and advise the Agent that it has complied therewith by notice in writing addressed to the Agent and served personally or sent by telecopier in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, confirmed and advised to the Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Borrower.

This power of attorney may be revoked by the Borrower with respect to any particular Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender in question and the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(2) Unless the Borrower has provided Powers of Attorney to the Lenders, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the Borrower shall, upon execution of this Agreement and thereafter from time to time as required by all Lenders, provide to the Agent for delivery to each Lender drafts drawn in blank by the Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each Lender to fulfil its obligations hereunder. Any such pre-signed drafts which are delivered by the Borrower to the Agent or a Lender shall be held in safekeeping by the Agent or such Lender, as the case may be, with the same degree of care as if they were the Agent’s or such Lender’s property, and shall only be dealt with by the Lenders and the Agent in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre-signed drafts to the Agent (for delivery to such Lender) on a timely basis.

(3) By 10:00 a.m. (Calgary time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the Borrower shall (a) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (b) where the Borrower has provided a Power of Attorney to the Lender, be deemed to have authorized each such Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Lenders by the Agent.

6.5	Mechanics of Issuance

(1) Upon receipt by the Agent of a Drawdown Notice, Conversion Notice or Rollover Notice from the Borrower requesting the issuance of Bankers’ Acceptances, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Lender, the date of issue and the Interest Period for such Loan; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent by reference and in proportion to the respective Commitment of each Lender, provided that, when such apportionment cannot be evenly made, the Agent shall round allocations amongst such Lenders consistent with the Agent’s normal money market practices.

(2) On each such Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:

(a)	before 9:00 a.m. (Calgary time) on such date, the Agent shall determine the CDOR Rate and shall obtain quotations from each Schedule II/III Reference Lender of the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II/III Reference Lender in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(b)	on or about 9:00 a.m. (Calgary time) on such date, the Agent shall determine the BA Discount Rate applicable to each Lender and shall advise each Lender of the BA Discount Rate applicable to it;

(c)

each Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower and advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(d)	in the case of a Drawdown, each Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Lender (net of the acceptance fee payable to such Lender pursuant to Section 6.2) to the Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.

(3) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

6.6	Rollover, Conversion or Payment on Maturity

In anticipation of the maturity of Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(a)	(i) deliver to the Agent a Rollover Notice that the Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(b)	(i) deliver to the Agent a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to another type of Loan under the Credit Facility and (ii) on the maturity date pay to the Agent for the account of the Lenders an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Loans into which Conversion is requested; or

(c)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances.

If the Borrower fails to so notify the Agent or make such payments on maturity, the Agent shall effect a Conversion into a Canadian Prime Rate Loan of the entire amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Borrower to the Agent to that effect.

6.7	Restriction on Rollovers and Conversions

Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.

6.8	Rollovers

In order to satisfy the continuing liability of the Borrower to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, the Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances, together with the acceptance fees to which the Lenders are entitled pursuant to Section 6.2.

6.9	Conversion into Bankers’ Acceptances

In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Loan, each Lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the Lenders are entitled pursuant to Section 6.2.

6.10	Conversion from Bankers’ Acceptances

In order to satisfy the continuing liability of the Borrower to the Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Agent shall record the obligation of the Borrower to the Lenders as a Loan of the type into which such continuing liability has been converted.

6.11	BA Equivalent Advances

Notwithstanding the foregoing provisions of this Article, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Subject to Section 6.6, upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender an amount equal to the face amount at maturity of the Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances as repayment of the amount of its BA Equivalent Advance plus payment of the interest accrued and payable thereon to such maturity date.

All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances.

6.12	Termination of Bankers’ Acceptances

If at any time a Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.

ARTICLE 7 - PLACE AND APPLICATION OF PAYMENTS

7.1	Place of Payment of Principal, Interest and Fees; Payments to Agent

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders pursuant to this Agreement shall be made to the Agent (for, as applicable, the account of the Lenders or its own account) in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the applicable Agent’s Account or at such other place as the Borrower and the Agent may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower for the account of any of the Lenders shall, insofar as the Borrower’s obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.

7.2	Designated Accounts of the Lenders

All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as each Lender may from time to time notify the Agent.

7.3	Funds

Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used in Calgary, Alberta, Toronto, Ontario and New York, New York in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made (for certainty, each such amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in immediately available funds to the extent possible in the relevant jurisdiction).

7.4	Application of Payments

Except as otherwise agreed in writing by all of the Lenders, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Agent and the Lenders shall be applied in the following order:

(a)	to amounts due hereunder as fees other than acceptance fees for Bankers’ Acceptances;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest or acceptance fees for Bankers’ Acceptances; and

(e)	to amounts due hereunder as principal (including reimbursement obligations in respect of Bankers’ Acceptances).

7.5	Payments Clear of Taxes

(1) Except as required by law or as expressly provided in this Section 7.5, any and all payments by the Borrower to the Agent or the Lenders hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future Taxes and all liabilities with respect thereto imposed on the Agent or the Lenders, excluding Excluded Taxes. In addition, the Borrower agrees to pay any present or future stamp, transfer, registration, excise, issues, documentary or other or similar charges or levies which arise from any payment made under this Agreement or the Loans or in respect of the execution, delivery or registration or the compliance with this Agreement or the other Documents contemplated hereunder. The Borrower shall indemnify and hold harmless the Agent and the Lenders for the full amount of all of the foregoing Taxes, charges or levies (other than Excluded Taxes) or other amounts paid or payable by the Agent or the Lenders and any liability (including penalties, interest, additions to tax and reasonable out of pocket expenses) resulting therefrom or with respect thereto. A certificate of the Agent or such Lender as to the amount of such payment or liability delivered to the Borrower by the Agent or such Lender, as the case may be, shall be conclusive absent manifest error.

(2) If the Borrower shall be required by law to deduct or withhold any amount from any payment or other amount required to be paid to the Agent or the Lenders hereunder (other than in respect of Excluded Taxes) or if any liability in respect of any such withholding or deduction shall be imposed or shall arise from or in respect of any sum payable to the Agent or the Lenders hereunder (other than in respect of Excluded Taxes), then the sum payable to the Agent or the Lenders hereunder shall be increased as may be necessary so that after making all required deductions, withholdings, and additional income tax payments attributable thereto (including deductions, withholdings or income tax payable for additional sums payable under this provision) the Agent or the Lenders, as the case may be, receive an amount equal to the amount they would have received had no such deductions or withholdings been required to be made or if such additional taxes had not been imposed; in addition, the Borrower shall pay the full amount deducted or withheld for such liabilities to the relevant taxation authority or other authority in accordance with applicable law, such payment to be made (if the liability is imposed on the Borrower) for its own account or (if the liability is imposed on the Agent or the Lenders) on behalf of and in the name of the Agent or the Lenders, as the case may be. If the liability is imposed on the Agent or the Lenders, the Borrower shall deliver to the Agent or the Lenders evidence satisfactory to the Agent or the Lenders, acting reasonably, of the payment to the relevant taxation authority or other authority of the full amount deducted or withheld.

(3) (a) If any Taxes (other than Excluded Taxes) are imposed on or with respect to any payment on or under this Agreement, in consequence of which the Borrower is required to make any indemnification payment to any Lender under Section 7.5(1) or any additional payment to any Lender under Section 7.5(2), and if such Lender is entitled to a cash refund or to a credit which is applied against Taxes otherwise payable in a taxation year of such Lender and, in either case, which is both identifiable and quantifiable by such Lender as being attributable to the imposition of such Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability to such Lender by filing one or more forms, certificates, documents, applications or returns (collectively, the “Tax Forms”), then such Lender shall notify the Borrower and shall, if requested by the Borrower, file such Tax Forms in a timely fashion (provided such Lender receives such request from the Borrower in a timely fashion). If such Lender subsequently receives a Tax Refund, and such Lender is able to identify the Tax Refund as being attributable, in whole or in part, to the Tax with respect to which such indemnification payment or additional payment was made, then such Lender shall promptly reimburse the Borrower such amount as such Lender shall determine, acting reasonably and in good faith, to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such indemnification payment or additional payment as will leave such Lender, after the reimbursement, in the same position as it would have been if the indemnification payment or additional payment had not been required; provided that, if any Tax Refund reimbursed by a Lender to the Borrower is subsequently disallowed, the Borrower shall repay such Lender such amount (together with interest and, if such refund resulted from a request by the Borrower, any applicable penalty payable by such Lender to the relevant taxing authority) promptly after receipt of notice by such Lender of such disallowance. The Borrower agrees to reimburse each such Lender for such Lender’s reasonable out-of-pocket costs and expenses, if any, incurred in complying with any request by the Borrower hereunder and agrees that all costs incurred by such Lender in respect of this Section 7.5(3)(a) may be deducted from the amount of any reimbursement to the Borrower in respect of any Tax Refund pursuant to this Section 7.5(3)(a).

(b) In the event that the Borrower makes any indemnification payment to a Lender under Section 7.5(1) or any additional payment to any Lender under Section 7.5(2) and in the event such Lender determines in its good faith judgment that it is not liable for the Taxes for which such indemnification payment or additional payment was made, such Lender agrees, if requested by the Borrower, to use reasonable efforts to cooperate with the Borrower in contesting the liability for such Taxes; provided that, the Borrower shall reimburse such Lender for any reasonable out-of-pocket costs and expenses incurred in providing such cooperation and shall indemnify and hold such Lender harmless from and against any liabilities incurred as a result of such Lender providing such cooperation or contesting such liability, and provided further that no such cooperation shall be required if such contest shall, in such Lender’s good faith judgment, subject it to any liability not covered by such indemnity, and provided further that no Lender shall have any obligation to expend its own funds, suffer any economic hardship or take any action detrimental to its interests (as determined by the relevant Lender, acting reasonably) in connection therewith unless it shall have received from the Borrower payment therefor or an indemnity with respect thereto, satisfactory to it.

7.6	Set Off

(1) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Agent or such Lender, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations owing by the Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.

(2) The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set-off from the Borrower’s accounts within a reasonable period of time thereafter, although the Agent or the Lender, as the case may be, shall not be liable to the Borrower for its failure to so notify.

7.7	Margin Changes; Adjustments for Margin Changes

(1) Changes in Applicable Pricing Rate shall be effective:

(a)	in the case of outstanding Bankers’ Acceptances, upon the earlier of (i) 5 Banking Days after any change in the Debt Rating or when the relevant debt ceases to be rated, and (ii) the next Rollover or Conversion thereof after such change or cessation in rating, as the case may be;

(b)	in all other cases, immediately upon any change in the relevant debt rating of the Borrower or when the relevant debt of the Borrower ceases to be rated; and

(c)	without the necessity of notice to the Borrower.

(2) For any Loans outstanding as of the effective date of a change in an Applicable Pricing Rate:

(a)	in the case of increases in such rates per annum, the Borrower shall pay to the Agent for the account of the Lenders such additional interest or fees, as the case may be, as may be required to give effect to the relevant increases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant increase in rates; and

(b)	in the case of decreases in such rates per annum, the Borrower shall receive a credit against subsequent interest payable on Loans or fees payable pursuant to Section 5.6, or Section 6.2, as the case may be, to the extent necessary to give effect to the relevant decreases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant decrease in rates.

(3) The additional payments required by Section 7.7(2)(a) shall be made on the first Banking Day of the calendar month immediately following the calendar month in which the changes in Applicable Pricing Rate are effective. The adjustments required by Section 7.7(2)(b) shall be accounted for in successive interest and fee payments by the Borrower until the amount of the credit therein contemplated has been fully applied; provided that, upon satisfaction in full of all Obligations and cancellation of the Credit Facility in accordance herewith, the Lenders shall pay to the Borrower an amount equal to any such credit which remains outstanding.

(4) The Borrower shall give written notice to the Agent and agrees to give notice to the Agent of any change in the Debt Rating by S&P or DBRS promptly upon becoming actually aware of such change. For certainty, the change in the Applicable Pricing Rate shall, subject to Section 7.7(1)(a), be effective from the date of the change in the Debt Rating by S&P or DBRS, as the case may be, regardless of the date notice thereof is given by the Borrower to the Agent.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

The Borrower represents and warrants as follows to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:

(a)	Corporate Status and Authority

It is a corporation duly incorporated or amalgamated, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or amalgamation, as the case may be, and has all necessary corporate power and authority to carry on its business as presently carried on and is duly licensed, registered or qualified in all jurisdictions where a failure to be so licensed, registered or qualified has or would reasonably be expected to have a Material Adverse Effect.

(b)	Valid Authorization

It has taken all necessary corporate action to authorize the creation, execution, delivery and performance of this Agreement and each of the other Documents to which it is a party and to observe and perform the provisions of each in accordance with its terms.

(c)	Enforceability

Assuming enforceability against the Agent and the Lenders, this Agreement and each of the other Documents to which it is a party constitutes valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject to the qualifications referred to in the opinion of Borrower’s counsel delivered pursuant to Section 3.2(d).

(d)	No Resulting Violation

Neither the execution and delivery of this Agreement and the other Documents to which it is a party, nor compliance with the terms and conditions hereof or thereof (i) will result in a violation of the articles or by-laws of the Borrower or any resolutions passed by the board of directors or shareholders of the Borrower or any applicable law, order, judgment, injunction, award or decree; (ii) will result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other material agreement or instrument to which the Borrower is a party or by which it or its assets are bound, except to the extent that such breach or default does not have and would not reasonably be expected to have a Material Adverse Effect; or (iii) requires any approval or consent of any Governmental Authority having jurisdiction, except such as have already been obtained and are in full force and effect and except to the extent that failure to have the same does not have and would not reasonably be expected to have a Material Adverse Effect.

(e)	Financial Condition

The audited consolidated financial statements of the Borrower for its fiscal year ending December 31, 2014 were prepared in accordance with GAAP consistently applied, and fairly present in all material respects, the financial condition of the Borrower as at the date thereof, and from December 31, 2014 to the date of this Agreement there has been no material adverse change in the financial condition of the Borrower.

(f)	Litigation

As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting it or any of its undertakings, property and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority having jurisdiction in respect of which there is a reasonable possibility of a determination adverse to the Borrower and which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

(g)	Compliance with Laws

It and its businesses and operations are in compliance with all applicable laws (including, without limitation, all applicable Environmental Laws), its constating documents and by-laws, and all material agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, in each case, except to the extent that non-compliance does not have and would not reasonably be expected to have a Material Adverse Effect.

(h)	No Security Interests

Except for Permitted Encumbrances or except as otherwise permitted hereby, there are no Security Interests against, on or affecting any or all of its or any of its Wholly-Owned Designated Subsidiary’s properties or assets, of whatsoever nature or kind, and it or they have not given any undertaking to grant or create any such Security Interests or otherwise entered into any agreement pursuant to which any person may have or be entitled to any such Security Interest.

(i)	Licenses

All material authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other requirements of Governmental Authorities reasonably necessary to carry on the business of the Borrower are in full force and effect, except to the extent that the failure to have or maintain the same does not have and would not reasonably be expected to have a Material Adverse Effect.

(j)	Remittances Up to Date

All of the material remittances required to be made by it to the federal, provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears, except to the extent that the failure to make or pay the same does not have and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, all material employee source deductions (including deductions for income taxes, unemployment insurance and Canada Pension Plan contributions), sales tax, corporate income tax and workers compensation dues applicable to it are currently paid and up to date, except to the extent that the failure to make or pay the same does not have and would not reasonably be expected to have a Material Adverse Effect.

(k)	No Default

No event has occurred and is continuing which constitutes a Default or an Event of Default.

(l)	Environmental Matters

It:

(i)	is in compliance with all applicable Environmental Laws, except to the extent that any non-compliance does not have and would not reasonably be expected to have a Material Adverse Effect;

(ii)

to the best of its knowledge, is not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claims for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury, or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding does not have and would not reasonably be expected to have a Material Adverse Effect;

(iii)	to the best of its knowledge, is not the subject of any federal, provincial, local or foreign review, audit or investigation which may lead to a proceeding referred to in (ii) above;

(iv)	is not aware of any of its predecessors in title to any of its property and assets being the subject of any federal, provincial, local or foreign review, audit or investigation which may lead to a proceeding referred to in (ii) above; and

(v)	has not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release of Hazardous Materials into the environment where the circumstances surrounding such notice have or would reasonably be expected to have a Material Adverse Effect.

It possesses, and is in compliance with, all approvals, licences, permits, consents and other authorizations which are necessary or advisable under any applicable Environmental Laws to conduct its business, except to the extent that the failure to possess, or be in compliance with, such authorizations does not have and would not reasonably be expected to have a Material Adverse Effect.

(m)	Ownership of EPI

As at the date hereof, the Borrower, directly or through Subsidiaries or by any combination thereof, owns: (i) Voting Shares to which are attached not less than a majority of the aggregate votes attaching to all outstanding Voting Shares of EPI; and (ii) not less than a majority of the outstanding Equity Shares of EPI.

(n)	Ownership of NW

As at the date hereof, NW is, directly or indirectly, a wholly-owned Subsidiary of the Borrower.

(o)	Ownership of Enbridge Gas

As at the date hereof, a wholly-owned Subsidiary of NW is the holder of all of the issued and outstanding common shares of Enbridge Gas.

8.2	Deemed Repetition

On the date of delivery by the Borrower of a Drawdown Notice to the Agent, and again on the date of any Drawdown made by the Borrower pursuant thereto:

(a)	except those representations and warranties which the Borrower has notified the Agent in writing cannot be repeated for such Drawdown and in respect of which all of the Lenders have waived in writing (with or without terms or conditions) the application of the condition precedent in Section 3.1(b) for such Drawdown, each of the representations and warranties contained in Section 8.1 shall be deemed to be repeated; and

(b)	the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived in accordance herewith, no event has occurred and remains outstanding which would constitute a Default or an Event of Default nor will any such event occur as a result of the aforementioned Drawdown.

8.3	Other Documents

All representations, warranties and certifications of the Borrower contained in any other Document delivered pursuant hereto or thereto shall be deemed to constitute representations and warranties made by the Borrower to the Agent and the Lenders under Section 8.1 of this Agreement; provided that, such deemed representations and warranties shall not be deemed to be repeated pursuant to Section 8.2.

8.4	Effective Time of Repetition

All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof.

8.5	Nature of Representations and Warranties

The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.

ARTICLE 9 - GENERAL COVENANTS

9.1	Affirmative Covenants of the Borrower

So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 14.10) a Majority of the Lenders otherwise consent in writing, it shall:

(a)	Punctual Payment and Performance

Duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall, and shall cause its Subsidiaries to maintain, perform and observe all of their respective obligations under this Agreement and under any other Document to which it is a party.

(b)	Financial Statements and Compliance Certificates

Deliver to the Agent with sufficient copies for each of the Lenders:

(i)	Annual Financials - as soon as available and, in any event, within 90 days after the end of each of its fiscal years, copies of its audited annual financial statements on a consolidated basis consisting of a statement of financial position, statement of earnings and statement of cash flows for each such year, together with the notes thereto, all prepared in accordance with GAAP consistently applied together with a report of its auditors thereon;

(ii)	Quarterly Financials - as soon as available and, in any event within 45 days after the end of each of its first, second and third fiscal quarters, copies of its unaudited quarterly financial statements on a consolidated basis, in each case consisting of a statement of financial position, statement of earnings and statement of cash flows for each such period all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with GAAP consistently applied; and

(iii)	Compliance Certificate - concurrently with furnishing the financial statements pursuant to Sections 9.1(b)(i) and (ii), a Compliance Certificate from the Borrower.

(c)	Notice of Other Enforcement

Upon becoming actually aware of its occurrence, promptly advise the Agent of any realization or enforcement proceeding taken against the Borrower by another lender or lenders to recover amounts, in aggregate, in excess of 2.5% of Consolidated Shareholders’ Equity outstanding to such other lender or lenders.

(d)	Notice of Material Adverse Effect or Event of Default

Upon becoming actually aware of its occurrence, promptly advise the Agent of the happening or the expected happening of any event which would reasonably be expected to have a Material Adverse Effect with respect to the Borrower or a Designated Subsidiary, or the occurrence of any Event of Default including, without limitation, any breach or alleged breach by the Borrower of Environmental Laws which has or would reasonably be expected to have a Material Adverse Effect.

(e)	Maintain Existence

Subject to the provisions of Section 9.2(b) below, cause to be done all things necessary to maintain in good standing its corporate existence.

(f)	Compliance with Laws

Observe, perform and comply with all applicable laws including, without limitation, all Environmental Laws, except to the extent that non-compliance does not have and would not reasonably be expected to have a Material Adverse Effect.

(g)	Payment of Taxes

Cause to be paid or discharged all lawful Taxes, assessments and government charges or liens imposed on earnings, labour or materials which might result in a lien or charge upon the property or assets of the Borrower, as and when the same become due and payable, except (i) to the extent that the failure to do so, whether individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect or (ii) when and so long as the validity of any such Taxes, assessments, charges or liens is being contested by the Borrower by a Permitted Contest.

(h)	Other Information

Subject to contractual confidentiality requirements to arm’s length third parties, promptly provide the Agent with such information and financial data as the Agent may reasonably request from time to time.

(i)	Maintain Property

Maintain its property, plant and equipment in good repair and working condition consistent with applicable industry standards.

(j)	Books and Records

Keep proper books of record and account in which complete and correct entries will be made of its transactions in accordance with GAAP.

(k)	Notice of Material Litigation

Notify the Agent of any actual material litigation (and furnish the Agent with copies of relevant information pertaining thereto) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(l)	Maintain Agreements and Licenses

Obtain and maintain in full force and effect all of its material agreements, rights, franchises, operations, contracts and other arrangements and all material authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other requirements of any governmental, judicial and public bodies and authorities required or reasonably necessary to carry on its business, except to the extent that the failure to have or maintain the same does not have and would not reasonably be expected to have a Material Adverse Effect.

(m)	Insurance

Maintain business and property insurance in connection with its assets and business and liability insurance with respect to claims for personal injury, death or property damage in relation to the operation of its business, all with reasonable and reputable insurance companies in such amounts and with such deductibles as are customary in the case of businesses of established reputation engaged in the same or similar businesses. The Borrower may self-insure to the extent that it determines, acting reasonably and in accordance with good insurance practices, that it has the capacity to do so.

(n)	Majority Ownership of Designated Subsidiaries

The Borrower shall, directly or through Subsidiaries or by any combination thereof, own:

(i)	Voting Shares to which are attached not less than a majority of the aggregate votes attaching to all outstanding Voting Shares; and

(ii)	not less than a majority of the outstanding Equity Shares;

of each Designated Subsidiary.

(o)	Sanctions

The Borrower will not use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of, or business with, any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of a Sanction, or in any manner that will result in a violation of a Sanction by the Borrower or Subsidiary or, to the knowledge of the Borrower or any Subsidiary, by any other person.

9.2	Negative Covenants of the Borrower

So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 14.10) a Majority of the Lenders otherwise consent in writing, it shall not and shall not permit any Wholly-Owned Designated Subsidiary to:

(a)	Negative Pledge

Unless in the opinion of legal counsel acceptable to the Agent, acting reasonably, the Obligations shall be secured equally and rateably therewith (either by the same instrument or by other instrument), create, assume or otherwise have outstanding Security Interests on or over its or their respective assets (present or future) except for Permitted Encumbrances.

(b)	Amalgamation, Mergers, etc.

Except for Excluded Transactions, enter into any transaction (each, a “Transaction”) whereby all or substantially all of its undertaking, property and assets would become the property of any other person (herein called a “Successor”), whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

(i)	the Agent has been provided with 21 days’ prior notice thereof together with such financial and other information as may be reasonably required by the Agent to satisfy paragraphs (ii) to (iv) below;

(ii)	immediately prior to such Transaction, no Default or Event of Default shall have occurred and be continuing;

(iii)	immediately subsequent to such Transaction, no Default or Event of Default would occur;

(iv)	such Transaction would not result in an adverse impact on (A) the debt rating of the Borrower’s unsecured, unsubordinated long term debt or (B) the debt rating of the Designated Subsidiary’s unsecured, unsubordinated long term debt, in the case of a Designated Subsidiary, such that the relevant debt rating would be less than Investment Grade; and

(v)	prior to or contemporaneously with the consummation of such Transaction the Borrower, or Designated Subsidiary, as the case may be, and the Successor shall have executed such instruments and done such things as, in the reasonable opinion of Lenders’ Counsel, are necessary or advisable to establish that upon the consummation of such Transaction:

(A)	the Successor will have assumed all the covenants and obligations of the Borrower or the Designated Subsidiary under the Documents to which the Borrower or Designated Subsidiary is a party (if any), as the case may be; and

(B)	the Documents to which the Borrower or Designated Subsidiary is a party (if any), as the case may be, will be valid and binding obligations of the Successor entitling the Lenders and the Agent, as against the Successor, to exercise all their rights under such Documents.

Notwithstanding any of the foregoing provisions of this Section 9.2, the Designated Subsidiaries shall at all times be entitled to comply with all applicable laws and all relevant regulatory requirements, orders and directives, and the Borrower and Designated Subsidiaries shall be relieved from compliance with the covenants contained in Section 9.2 in respect of the Designated Subsidiaries to the extent they are inconsistent therewith, provided that notice of such inconsistency shall be promptly given to the Agent.

9.3	Financial Covenants

So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 14.10) a Majority of the Lenders otherwise consent in writing:

(a)	Minimum Consolidated Shareholders’ Equity

The Borrower shall at all times have Consolidated Shareholders’ Equity of Cdn. $1,000,000,000 or greater.

(b)	Issue Test

The Borrower will not issue or become liable for (other than to a Subsidiary) any Funded Obligations, unless the aggregate principal amount of Consolidated Funded Obligations does not exceed 75% of the Issue Test Total Consolidated Capitalization. For the purposes of this Section 9.3(b):

(i)	the determination of the ratio between Consolidated Funded Obligations and the Issue Test Total Consolidated Capitalization shall be made by the directors of the Borrower as at a date not more than 120 days prior to the issuance of or becoming liable for the Funded Obligations in respect of which such ratio is being determined and shall give effect to the principal amount of Funded Obligations which will be outstanding one week after the date of any such issue or of the Borrower so becoming liable; provided that Funded Obligations shall be deemed not to be outstanding one week after the date of any such issue, or of the Borrower so becoming liable, if all monies required to retire such Funded Obligations are paid to an agent or depository satisfactory to the Agent (which depository may be the Agent) prior to or simultaneously with the time of such issue, or of the Borrower so becoming liable, as the case may be, or if the payment of such monies is provided to the satisfaction of the Agent prior to or simultaneously with such time; and

(ii)	the principal of all Funded Obligations or Subordinated Debt which is payable or will be payable in a foreign currency shall be converted to Canadian Dollars at the noon rate of exchange for Canadian interbank transactions on the date which Total Consolidated Capitalization is determined.

9.4	Agent May Perform Covenants

If the Borrower fails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 10.1, the Agent may give notice to the Borrower of such failure and if such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may, upon having received approval of all Lenders, make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent on behalf of the Lenders and shall bear interest at the applicable interest rate provided in Section 5.8 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.

ARTICLE 10 - EVENTS OF DEFAULT AND ACCELERATION

10.1	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)	Principal Default: if the Borrower fails to pay the principal of any Loan hereunder when due and payable;

(b)	Other Payment Default: if the Borrower fails to pay:

(i)	any interest (including, if applicable, default interest) due on any Loan;

(ii)	any acceptance fee with respect to a Bankers’ Acceptance; or

(iii)	any other amount not specifically referred to in paragraph (a) above or in this paragraph (b) payable by the Borrower hereunder;

in each case when due and payable, and such default is not remedied within 5 Banking Days after written notice thereof is given by the Agent to the Borrower specifying such default and requiring the Borrower to remedy or cure the same;

(c)	Breach of Other Covenants: if the Borrower or a Designated Subsidiary fails to observe or perform any covenant or obligation herein or in any Document required on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 10.1) and, after notice has been given by the Agent to the Borrower or Designated Subsidiary specifying such default and requiring the Borrower or Designated Subsidiary to remedy or cure the same, the Borrower or Designated Subsidiary shall fail to remedy such default within a period of 30 Banking Days after the giving of such notice, unless the Majority of the Lenders (having regard to the subject matter of the default) shall have agreed to a longer period, and in such event, within the period agreed to by the Majority of the Lenders;

(d)	Incorrect Representations: if any representation or warranty made by the Borrower in this Agreement or in any certificate or other document at any time delivered hereunder to the Agent shall prove to have been incorrect or misleading in any material respect on and as of the date made and such misrepresentation is not remedied within 30 Banking Days after the Agent notifies the Borrower of same; provided that if it is impossible to remedy such misrepresentation, the true facts that exist have or would reasonably be expected to have a Material Adverse Effect;

(e)	Involuntary Insolvency: if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower a bankrupt or insolvent or approving as properly filed a petition seeking the winding up of the Borrower under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 10 Banking Days;

(f)	Voluntary Insolvency: if the Borrower makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers with respect to the Borrower or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, appointment or proceeding;

(g)	Dissolution: except in accordance with Section 9.2(b), if proceedings are commenced for the dissolution, liquidation or winding up of the Borrower unless such proceedings are being actively and diligently contested in good faith to the satisfaction of the Majority of the Lenders;

(h)	Security Realization: if creditors of the Borrower or a Designated Subsidiary having a Security Interest against or in respect of the property and assets thereof, or any part thereof, (other than Non-Recourse Assets) realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of 2.5% of Consolidated Shareholders’ Equity and such realization or enforcement shall continue in effect and not be released, discharged or stayed for more than 30 Banking Days;

(i)	Seizure: if property and assets of the Borrower or a Designated Subsidiary or any part thereof (other than Non-Recourse Assets) having an aggregate fair market value in excess of 2.5% of Consolidated Shareholders’ Equity is seized or otherwise attached by anyone pursuant to any legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed for more than 30 Banking Days;

(j)	Judgment: if one or more judgments, decrees or orders (other than in respect of Non-Recourse Debt) shall be rendered against the Borrower or a Designated Subsidiary for the payment of money in excess of 2.5% of Consolidated Shareholders’ Equity in the aggregate and any of such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 Banking Days without being vacated, discharged, satisfied or stayed pending appeal;

(k)	Payment Cross-Default: if the Borrower or any Designated Subsidiary defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt thereof in an aggregate principal amount in excess of 2.5% of Consolidated Shareholders’ Equity (or the Equivalent Amount thereof or the equivalent thereof in any other currency) and such default continues after the expiry of any applicable cure periods, unless such default has been remedied or waived in accordance with the provisions of the relevant indentures, credit agreements, instruments or other agreements evidencing or relating to such Debt; or

(l)	Event Cross Acceleration: if a default, event of default or other similar condition or event (however described) in respect of the Borrower or any Designated Subsidiary occurs or exists under any indentures, credit agreements, instruments or other agreements evidencing or relating to Debt thereof (individually or collectively) in an aggregate principal amount in excess of 2.5% of Consolidated Shareholders’ Equity (or the Equivalent Amount thereof or the equivalent thereof in any other currency) and such default, event or condition has resulted in such Debt becoming due and payable thereunder before it would otherwise have been due and payable, unless such default, event or condition has been remedied or waived in accordance with the provisions of the relevant indentures, credit agreements, instruments or other agreements and the acceleration of Debt resulting therefrom has been rescinded.

10.2	Acceleration

If any Event of Default shall occur and for so long as it is continuing:

(a)	the entire principal amount of all Loans then outstanding from the Borrower and all accrued and unpaid interest thereon;

(b)	an amount equal to the face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured; and

(c)	all other Obligations outstanding hereunder,

shall, at the option of the Agent in accordance with Section 13.11 or upon the request of a Majority of the Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders (in accordance with the proviso in the second sentence of Section 13.11) or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

10.3	Conversion on Default

Upon the occurrence of an Event of Default in respect of the Borrower, the Agent on behalf of the Lenders may convert, at the Equivalent Amount, if applicable, a U.S. Base Rate Loan or Libor Loan owing by the Borrower, to a Canadian Prime Rate Loan. Interest shall accrue on each such Canadian Prime Rate Loan at the rate specified in Section 5.1 with interest on all overdue interest at the same rate, such interest to be calculated daily and payable on demand.

10.4	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority of the Lenders, the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority of the Lenders, the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.

10.5	Termination of Lenders’ Obligations

The occurrence of a Default or Event of Default shall relieve the Lenders of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder during the continuance of the same; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof, they are entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to all of the Lenders and the Agent.

ARTICLE 11 - CHANGE OF CIRCUMSTANCES

11.1	Market Disruption Respecting Libor Loans

If at any time subsequent to the giving of a Drawdown Notice, Rollover Notice or Conversion Notice to the Agent by the Borrower with regard to any requested Libor Loan:

(a)

the Agent (acting reasonably) determines that by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Libor Loan during the ensuing Interest Period selected;

(b)	the Agent (acting reasonably) determines that the making or continuing of the requested Libor Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(c)	the Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice (each, a “Lender Libor Suspension Notice”), such notice received by the Agent no later than 2:00 p.m. (Toronto time) on the third Banking Day prior to the date of the requested Drawdown, Rollover or Conversion, as the case may be, that such Lenders have determined (acting reasonably) that the Libor Rate will not or does not represent the effective cost to such Lenders of United States Dollar deposits in such market for the relevant Interest Period, then the Agent shall give notice thereof to the Lenders and the Borrower as soon as possible after such determination or receipt of such Lender Libor Suspension Notice, as the case may be, and the Borrower shall, within one Banking Day after receipt of such notice and in replacement of the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, previously given by the Borrower, give the Agent a Drawdown Notice or a Conversion Notice, as the case may be, which specifies the Drawdown of any other Loan or the Conversion of the relevant Libor Loan on the last day of the applicable Interest Period into any other Loan which would not be affected by the notice from the Agent pursuant to this Section 11.1. In the event the Borrower fails to give, if applicable, a valid replacement Conversion Notice with respect to the maturing Libor Loans which were the subject of a Rollover Notice, such maturing Libor Loans shall be converted on the last day of the applicable Interest Period into U.S. Base Rate Loans as if a Conversion Notice had been given to the Agent by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a valid replacement Drawdown Notice with respect to a Drawdown originally requested by way of a Libor Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a U.S. Base Rate Loan in the amount specified in the original Drawdown Notice and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a U.S. Base Rate Loan.

11.2	Market Disruption Respecting Bankers’ Acceptances

If:

(a)	the Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(b)

the Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice (each, a “Lender BA Suspension Notice”) that such Lenders have determined (acting reasonably) that the BA Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market;

then:

(c)	the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower and the Lenders;

(d)	any outstanding Drawdown Notice requesting a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Drawdown Notice requesting a Loan by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice;

(e)	any outstanding Conversion Notice requesting a Conversion of a Loan by way of U.S. Base Rate Loans or Libor Loans into a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Conversion Notice requesting a Conversion of such Loan into a Loan by way of Canadian Prime Rate Loans; and

(f)	any outstanding Rollover Notice requesting a Rollover of a Loan by way of Bankers’ Acceptances or BA Equivalent Advances, shall be deemed to be a Conversion Notice requesting a Conversion of such Loans into a Loan by way of Canadian Prime Rate Loans.

The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension. A Lender BA Suspension Notice shall be effective upon receipt of the same by the Agent if received prior to 2:00 p.m. (Toronto time) on a Banking Day and if not, then on the next following Banking Day, except in connection with a Drawdown Notice, Conversion Notice or Rollover Notice previously received by the Agent, in which case the applicable Lender BA Suspension Notice shall only be effective with respect to such previously received Drawdown Notice, Conversion Notice or Rollover Notice if received by the Agent prior to 2:00 p.m. (Toronto time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date (as applicable) applicable to such previously received Drawdown Notice, Conversion Notice or Rollover Notice, as applicable.

11.3	Change in Law

(1) If the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity in each case after the date hereof:

(a)

subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (other than Excluded Taxes), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes (other than Excluded Taxes) on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement;

(b)	imposes, modifies or deems applicable any reserve, liquidity, special deposit, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(c)	imposes on such Lender or requires there to be maintained by such Lender any capital adequacy or additional capital requirements (including, without limitation, a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of any Loan or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(d)	directly or indirectly affects the cost to such Lender of making available, funding or maintaining any Loan or otherwise imposes on such Lender any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;

and the result of (a), (b), (c) or (d) above, in the sole determination of such Lender acting in good faith, is:

(e)	to increase the cost to such Lender of performing its obligations hereunder with respect to any Loan;

(f)	to reduce any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of any Loan or the Credit Facility; or

(g)	to cause such Lender to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan or the Credit Facility;

such Lender shall determine that amount of money which shall compensate the Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or other regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in applicable law for the purposes of this Section 11.3(1), regardless of the date enacted, adopted or issued. Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, such Lender shall promptly so notify the Borrower and the Agent. The relevant Lender shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.

(2) Each Lender agrees that it will not claim Additional Compensation from the Borrower under Section 11.3(1):

(a)	if it is not generally claiming similar compensation from its other customers in similar circumstances;

(b)	in respect of any period greater than 90 days prior to the delivery of notice in respect thereof by such Lender, unless the adoption, change or other event or circumstance giving rise to the claim for Additional Compensation is retroactive or is retroactive in effect; or

(c)	to the extent (but only to the extent) the claim for Additional Compensation would duplicate additional amounts such Lender is already receiving pursuant to Section 7.5 in respect of the same adoption, change or other event or circumstance giving rise to the claim for Additional Compensation.

11.4	Prepayment of Portion

In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof, if a Lender gives the notice provided for in Section 11.3 with respect to any Loan (an “Affected Loan”), the Borrower may, upon 2 Banking Days’ notice to that effect given to such Lender and the Agent (which notice shall be irrevocable), prepay in full without penalty such Lender’s Rateable Portion of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Loan or any part thereof on other than the last day of the applicable Interest Period, and upon such payment being made that Lender’s obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.

11.5	Illegality

If a Lender determines, in good faith, that the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for any Lender to make, fund or maintain a Loan under the Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower and to the Agent declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by the Lenders by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.

ARTICLE 12 - COSTS, EXPENSES AND INDEMNIFICATION

12.1	Costs and Expenses

The Borrower shall pay promptly upon notice from the Agent all reasonable out-of-pocket costs and expenses of the Agent in connection with the Documents and the establishment and initial syndication of the Credit Facility, including, without limitation, in connection with preparation, printing, execution and delivery of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including, without limitation, the reasonable fees and out-of-pocket costs and expenses of Lenders’ Counsel with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Documents. Except for ordinary expenses of the Lenders and the Agent relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay within 30 days of demand by the Agent all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement, and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lenders and the Agent under this Agreement and other Documents, including, without limitation, all reasonable out-of-pocket costs and expenses sustained by the Lenders and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding (whether or not an Indemnified Party is a party or subject thereto), together with interest thereon from and after such 30th day if such payment is not made by such time.

12.2	General Indemnity

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with:

(a)	any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)	subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)	the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the Borrower’s repayment or prepayment of a Libor Loan otherwise than on the last day of its Interest Period;

(e)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)	the failure of the Borrower to make any other payment due hereunder;

(h)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 8;

(i)	any failure of the Borrower to observe or fulfil its obligations under Article 9;

(j)	any failure of the Borrower to observe or fulfil any other Obligation not specifically referred to above; or

(k)	the occurrence of any Default or Event of Default in respect of the Borrower,

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section shall survive repayment of the Obligations.

12.3	Environmental Indemnity

The Borrower shall indemnify and hold harmless the Indemnified Parties forthwith on demand by the Agent from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including without limitation, all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with the Credit Facility, whether as beneficiaries under the Documents, as successors in interest of the Borrower or any of its Subsidiaries, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or its Subsidiaries) relating to the property of the Borrower or its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or its Subsidiaries (or any such predecessor in interest), including any liabilities arising as a result of any indemnity covering Environmental Claims given to any person by the Lenders or the Agent or a receiver, receiver-manager or similar person appointed hereunder or under applicable law (collectively, the “Indemnified Third Party”); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or wilful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations.

12.4	Judgment Currency

(1) If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).

(2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.4(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(3) Any amount due from the Borrower under the provisions of Section 12.4(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4) The term “rate of exchange” in this Section 12.4 means the noon rate of exchange for Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published by the Bank of Canada for the day in question, or if such rate is not so published by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgment Currency.

ARTICLE 13 - THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY

13.1	Authorization and Action

(1) Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent or the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but, subject to Section 14.10, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority of the Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent’s incurring any costs and expenses, without provision being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or applicable law.

(2) The Lenders agree that all decisions as to actions to be or not to be taken, as to consents or waivers to be given or not to be given, as to determinations to be made and otherwise in connection with this Agreement and the Documents, shall be made upon the decision of the Majority of the Lenders except in respect of a decision or determination where it is specifically provided in this Agreement that “all of the Lenders” or “all Lenders” or words to similar effect, or the Agent alone, is to be responsible for same. Each of the Lenders shall be bound by and agrees to abide by and adopt all decisions made as aforesaid and covenants in all communications with the Borrower to act in concert and to join in the action, consent, waiver, determination or other matter decided as aforesaid.

13.2	Procedure for Making Loans

(1) The Agent shall make Loans available to the Borrower as required hereunder by debiting the account of the Agent to which the Lenders’ Rateable Portions of such Loans have been credited in accordance with Section 2.12 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the account of the Borrower or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.

(2) Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date, Rollover Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Rateable Portion of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may in its sole discretion, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan or, in the case of funds made available in anticipation of a Lender remitting proceeds of a Bankers’ Acceptance, at the rate of interest per annum applicable to Canadian Prime Rate Loans) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of such Loan on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of any Loan to be made by such other Lender on the date of any Drawdown, Rollover or Conversion, as the case may be.

13.3	Remittance of Payments

Except for amounts payable to the Agent for its own account and subject to Section 2.18, forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 5 or payment pursuant to Article 7, the Agent shall remit to each Lender its Rateable Portion of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made, or, in the case of a remittance in respect of Bankers’ Acceptances, at the rate of interest applicable to Canadian Prime Rate Loans for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.

13.4	Redistribution of Payment

Each Lender agrees that:

(a)	if such Lender exercises any security against or right of counter-claim, set off or banker’s lien or similar right with respect to the property of the Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set-off against, a debt owed by it to the Borrower, such Lender shall apportion the amount thereof proportionately between:

(i)	such Lender’s Rateable Portion of all outstanding Obligations owing by the Borrower (including the face amounts at maturity of Bankers’ Acceptances accepted by the Lenders), which amounts shall be applied in accordance with Section 13.4(b); and

(ii)	amounts otherwise owed to such Lender by the Borrower,

provided that (i) any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (other than a Bankers’ Acceptance) issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment and (ii) these provisions do not apply to:

(A)	a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Security Interest which is a Permitted Encumbrance;

(B)	cash collateral provided, or the exercise of rights of counterclaim, set-off or banker’s lien or similar rights, in respect of account positioning arrangements for the Borrower and its Subsidiaries provided by a Lender in the ordinary course of business or in respect of other cash management services provided by a Lender in the ordinary course of business; or

(C)	any payment to which a Lender is entitled as a result of any credit derivative or other form of credit protection obtained by such Lender;

(b)

if, in the aforementioned circumstances, such Lender, through the exercise of a right, or the receipt of a secured claim described in Section 13.4(a) above or otherwise, receives payment of a proportion of the aggregate amount of Obligations due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate Obligations due to the Lenders (having regard to the respective Rateable Portions of the Lenders), such Lender receiving such proportionately greater payment shall purchase, on a non-recourse basis at par, and make payment for a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in the outstanding Loans of the other

Lender or Lenders so that their respective receipts shall be pro rata to their respective Rateable Portions; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by or on behalf of the Borrower or any trustee, liquidator, receiver or receiver-manager or person with analogous powers from the purchasing Lender, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to the extent of such recovery, but without interest unless the purchasing Lender is required to pay interest on such amount, in which case each selling Lender shall reimburse the purchasing Lender pro rata in relation to the amounts received by it. Such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claims; and

(c)	if such Lender does, or is required to do, any act or thing permitted by Section 13.4(a) or (b) above, it shall promptly provide full particulars thereof to the Agent.

13.5	Duties and Obligations

Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

(a)	may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Assignment Agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

(b)	may consult with legal counsel (including receiving the opinions of Borrower’s counsel and Lenders’ Counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person;

(f)	shall not be bound to disclose to any other person any information relating to the Borrower, any of its Subsidiaries or any other person if such disclosure would or might in its opinion constitute a breach of any applicable law, be in default of the provisions hereof or be otherwise actionable at the suit of any other person; and

(g)	may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any applicable law or any directive or otherwise render it liable to any person, and may do anything which is in its reasonable opinion necessary to comply with such applicable law.

Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

13.6	Prompt Notice to the Lenders

Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.

13.7	Agent’s and Lenders’ Authorities

With respect to its Commitment and the Drawdowns, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.

13.8	Lender Credit Decision

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving loans or term loans, or both, to corporations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 13.4, it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.

13.9	Indemnification of Agent

The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Commitments as a proportion of the aggregate of all outstanding Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their pro rata shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

13.10	Successor Agent

The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall, after soliciting the views of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.

13.11	Taking and Enforcement of Remedies

Each of the Lenders hereby acknowledges that, to the extent permitted by applicable law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority of the Lenders regardless of whether acceleration was made pursuant to Section 10.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facility, including, without limitation, any acceleration under Section 10.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority of the Lenders; provided that, notwithstanding the foregoing, if (i) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of a Majority of the Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (ii) in the absence of instructions from the Majority of the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority of the Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Section 5.7, Section 13.4 and Section 9.2(a) it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Rateable Portion of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.

13.12	Reliance Upon Agent

The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

13.13	No Liability of Agent

The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

13.14	The Agent and the Defaulting Lenders

(1) Each Defaulting Lender shall be required to provide to the Agent cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all obligations of such Defaulting Lender to the Agent that are owing or may become owing pursuant to this Agreement, including such Defaulting Lender’s obligation to pay its Rateable Portion of any indemnification or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more cash collateral accounts, which accounts shall be in the name of the Agent and shall not be required to be interest bearing. The Agent shall be entitled to apply the foregoing cash in accordance with Sections 13.9 and 13.14(3).

(2) In addition to the indemnity and reimbursement obligations noted in Section 13.9, the Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably according to their respective Rateable Portions (and in calculating the Rateable Portion of a Lender, ignoring the Commitments of Defaulting Lenders) any amount that a Defaulting Lender fails to pay the Agent and which is due and owing to the Agent pursuant to Section 13.9. Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender and which would otherwise be payable by the Defaulting Lender.

(3) The Agent shall be entitled to set off any Defaulting Lender’s Rateable Portion of all payments received from the Borrower against such Defaulting Lender’s obligations to fund payments and Loans required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent and due to a Defaulting Lender pursuant to this Agreement, which amounts shall be used by the Agent:

(a)	first, to reimburse the Agent for any amounts owing to it by the Defaulting Lender pursuant to any Document;

(b)	second, to repay on a pro rata basis any (i) Loans made by a Lender pursuant to Section 14.2(4) in order to fund a shortfall created by a Defaulting Lender which repayment shall be in the form of an assignment by each such Lender of such Loan to the Defaulting Lender against receipt of such repayment, and (ii) any payments made by a Lender pursuant to Section 13.14(2) in order to fund a shortfall created by a Defaulting Lender;

(c)	third, to cash collateralize all other obligations of such Defaulting Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion, including such Defaulting Lender’s obligation to pay its Rateable Portion of any indemnification or expense reimbursement amounts not paid by the Borrower; and

(d)	fourth, to fund from time to time the Defaulting Lender’s Rateable Portion of Loans.

(4) For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Agent as determined by a final non-appealable judgement of a court of competent jurisdiction.

13.15	Article for Benefit of Agent and Lenders

The provisions of this Article 13 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent provided in Sections 13.1, 13.2, 13.6, 13.10, 13.11, 13.12, 13.13. 13.14 and this Section 13.15, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.

ARTICLE 14 - GENERAL

14.1	Exchange and Confidentiality of Information

(1) The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Sections 14.6 or 14.7 with any information concerning the financial condition of the Borrower and its Subsidiaries provided such party agrees with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.

(2) Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant hereto (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:

(a)	the Agent and each of the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceedings (including proceedings initiated under or in respect of this Agreement) or upon the request of its independent auditors or a Governmental Authority having jurisdiction over it;

(b)	the Agent and each of the Lenders shall incur no liability in respect of any Information required to be disclosed by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

(c)	the Agent and each of the Lenders may provide Lenders’ Counsel and their other agents and professional advisors and insurers and reinsurers and any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, its Subsidiaries and the Obligations with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section;

(d)	the Agent and each of the Lenders shall incur no liability in respect of any Information: (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

(e)	the Agent and each of the Lenders may disclose the Information to other financial institutions and other persons in connection with the syndication by the Agent or Lenders of the Credit Facility or the granting by a Lender of a participation in the Credit Facility where such financial institution or other person agrees to be under a like duty of confidentiality to that contained in this Section;

(f)

the Agent and each Lender may provide any Affiliate thereof with the Information to the extent reasonably required to be disclosed thereto; provided that each such Affiliate shall be under a like duty of confidentiality to that contained in this Section 14.1 and further provided that the Agent or the Lender, as the case may be, providing the Information shall be responsible for any breach by its Affiliate of the aforementioned like duty of confidentiality; and

(g)	the Agent and each of the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.

(3) With respect to each Lender, the provisions of this Article 14 shall survive repayment of the Obligations to such Lender and shall continue for a period of two years after such Lender ceases to be a Lender hereunder.

14.2	Nature of Obligation under this Agreement; Defaulting Lenders

(1) The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(2) Without derogating from the operation of Section 13.14 and this Section 14.2, neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

(3) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	the standby fees payable pursuant to Section 5.6 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(b)	a Defaulting Lender shall not be included in determining whether, and the Commitment and the Rateable Portion of the Outstanding Principal of such Defaulting Lender shall not be included in determining whether, all Lenders or the Majority of the Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.10), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (i) affects such Defaulting Lender differently than other affected Lenders, (ii) increases the Commitment of such Defaulting Lender, (iii) extends the Maturity Date applicable to such Defaulting Lender, (iv) decreases the Applicable Pricing Rate applicable to such Defaulting Lender or (v) postpones, reduces or waives any principal payment due to such Defaulting Lender hereunder shall in each case shall require the consent of such Defaulting Lender; and

(c)	for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

(4) Should any Lender fail to fund its Rateable Portion of a Loan hereunder, then each other Lender shall fund a portion of such defaulted amount in an amount equal to such other

Lender’s Rateable Portion (and in calculating the Rateable Portion of a Lender, ignoring the Commitments of Defaulting Lenders) of such unfunded portion; provided that, for certainty, no Lender shall be obligated by this Section to make or provide Loans in excess of its Commitment.

(5) If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of the same, the Agent shall notify the other Lenders and (in accordance with the written direction of the Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of such Loans equal in total to such Lender’s Rateable Portion thereof without regard to Section 14.2(4).

(6) Each Defaulting Lender hereby indemnifies the Borrower for any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the Borrower as a result of such Defaulting Lender failing to comply with the terms of this Agreement including any failure to fund its portion of any Loans required to be made by it hereunder; provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Borrower.

14.3	Notices

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy, PDF or other electronic means of communication addressed to the respective parties as follows:

To the Borrower:

Enbridge Inc. 3000 Fifth Avenue Place 425 - 1st Street S.W. Calgary, Alberta T2P 3L8 Attention: Vice President, Treasury Facsimile: (403) 231-4848 Email: [x]

To the Agent, if applicable:

For Drawdown Notices, Rollover Notices, Conversion Notices and Repayment Notices:

The Toronto-Dominion Bank, as Agent

77 King Street West, 25th Floor

Toronto, Ontario M5K 1A2

Attention: Director, Loan Syndications-Agency

Fax: 416 982-5535

Email: tdsagencyadmin@tdsecurities.com

For all other demands, notices and communications:

The Toronto-Dominion Bank, as Agent

66 Wellington Street West, 9th Floor

Toronto, Ontario M5K 1A2

Attention: Director, Loan Syndications-Agency

Fax: 416 944-6976

Email: feroz.haq@tdsecurities.com

with a copy, in the case of each other demand, notice or communication to the Agent, to:

TD Securities
Corporate Credit 36th Floor, TD Canada Trust Tower
421 – 7th Avenue S.W.
Calgary, Alberta T2P 4K9

Attention:	Managing Director
Facsimile:	(403) 292-2772
Email:	greg.hickaway@tdsecurities.com

To each Lender: As set forth in the most recent administrative questionnaire or other written notification provided to the Agent by such Lender (a copy of which shall be provided to the Borrower upon request to the Agent)

or to such other address or telecopy number as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery or by telecopier, PDF or other electronic means of communication during normal business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Banking Day. Any demand, notice or communication made or given by personal delivery or by telecopier, PDF or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Banking Day shall be conclusively deemed to have been made or given at 9:00 a.m. (Calgary time) on the first Banking Day following actual delivery or transmittal, as the case may be.

14.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

14.5	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.

14.6	Assignment

Any Lender may, without consent during the continuance of an Event of Default and at all other times with the prior written consent of the Borrower and the Agent, which consents shall not be unreasonably withheld or delayed, sell, assign, transfer or grant an interest in its Commitment, its Rateable Portion of the Loans and its rights under the Documents; provided that, except during the continuance of an Event of Default, without the consent of the Borrower and the Agent, no Lender shall sell, assign, transfer or grant an interest in any Commitment, Loan or Document if the effect thereof would be to have a Lender with a Commitment of less than Cdn.$25,000,000 (such amount to be reduced in proportion to any partial reductions in the Credit Facility), and further provided that, it shall be a precondition to any such sale, assignment, transfer or grant that the contemplated assigning Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of Cdn.$3,500.00. Upon any such sale, assignment, transfer or grant, the assigning Lender shall have no further obligation hereunder with respect to such interest. Upon any such sale, assignment, transfer or grant, the assigning Lender, the new Lender, the Agent and the Borrower shall execute and deliver an Assignment Agreement. Subject to the provisions of Section 9.2(b), the Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders. Notwithstanding the foregoing, any Lender may at any time grant a Security Interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any Security Interest to secure obligations to a U.S. Federal Reserve Bank; provided that no such grant of a Security Interest shall release a Lender from any of its obligations hereunder or substitute any holder of such Security Interest for such Lender as a party hereto.

14.7	Participations

Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitment and its Rateable Portion of the Loans to other persons, provided that the granting of such a participation: (a) shall be at such Lender’s own cost and (b) shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Documents. For certainty, no participant of a Lender shall have any rights or benefits hereunder, nor shall the consent or approval of such participant be required for any consent, approval or waiver from such Lender.

14.8	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.9	Whole Agreement

This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements (including, without limitation, any commitment letters), undertakings, declarations, commitments, representations, written or oral, in respect thereof.

14.10	Amendments and Waivers

Any provision of this Agreement may be amended only if the Borrower and the Majority of the Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority of the Lenders so agree in writing, but:

(a)

an amendment or waiver which changes or relates to (i) the amount or type of the Loans available hereunder or any Lender’s Commitment, (ii) decreases in the rates of or deferral of the dates of payment of interest, Bankers’ Acceptance fees, or mandatory repayments of principal, (iii) decreases in the amount of or deferral of the dates of payment of fees hereunder (other than fees payable for the account of Agent), (iv) the definition of “Majority of the Lenders”, (v) any provision hereof contemplating or requiring consent, approval or agreement of “all Lenders”, “all of the Lenders” or similar expressions or permitting waiver of conditions or covenants or agreements by “all Lenders”, “all of the Lenders” or similar expressions, (vi) the definition of “Event of Default”, (vii) the conditions precedent to Drawdowns, (viii) the notice requirements for Drawdowns, Rollovers, Conversions or voluntary repayments, (ix) the pro rata Lender provisions regarding advances or repayments of Loans in Section 2.12, 13.3 or 13.4 or indemnification of the Agent in Section 13.9, (x) any other definition to the extent relevant to any of the foregoing provisions of this Section, or (xi) this Section, shall require the agreement or waiver of all of the Lenders and also (in the case of an amendment) of the other parties hereto; and

(b)	an amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto.

Any such waiver and any consent by the Agent, any Lender, the Majority of the Lenders or all of the Lenders under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

14.11	Further Assurances

The Borrower, the Lenders and the Agent shall promptly cure any default by it in the execution and delivery of this Agreement, the other Documents or any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

14.12	Attornment and Waiver of Jury Trial

(1) The parties hereto each hereby attorn and submit to the jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

(2) The parties hereto each hereby waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to the Documents or any of the transactions contemplated thereby.

14.13	Time of the Essence

Time shall be of the essence of this Agreement.

14.14	Credit Agreement Governs

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

14.15	AML Legislation and “Know Your Client” Requirements

(1) Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA) or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of each such person and such other information that will allow such Lender or the Agent, as applicable, to identify each such person in accordance with AML Legislation (including, information regarding such person’s directors, authorized signing officers, or other Persons in control of each such person). The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with AML Legislation. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2) If, upon the written request of any Lender, the Agent (for itself and not on behalf of any Lender) has ascertained the identity of the Borrower or any of its Subsidiaries or any authorized signatories of such person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Agent:

(a)	shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Agent within the meaning of applicable AML Legislation; and

(b)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(3) Notwithstanding anything to the contrary in this Section 14.15, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any of its Subsidiaries or any authorized signatories of such person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

14.16	Platform

(1) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(2) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower or any of its Subsidiaries, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Subsidiary thereof provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 14.16, including through the Platform.

(3) The Borrower shall have no obligations or liability of any kind in respect of the Platform. The Borrower does not warrant any of the Communications, except as otherwise provided for in this Agreement.

14.17	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmittal, PDF or other means of electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

ENBRIDGE INC.

Per:	/s/ Patrick Murray
Name: Patrick Murray
Title: VP Treasury

Per:	/s/ Tyler W. Robinson
Name: Tyler W. Robinson
Title: Vice President & Corporate Secretary

LENDERS:

THE TORONTO-DOMINION BANK

Per:	/s/ Greg Hickaway
Name: Greg Hickaway
Title: Managing Director

Per:	/s/ David Radomsky
Name: David Radomsky
Title: Director

ROYAL BANK OF CANADA

Per:	/s/ Tim J. VandeGriend
Name: Tim J. VandeGriend
Title: Authorized Signatory

Per:
Name:
Title:

NATIONAL BANK OF CANADA

Per:	/s/ John Niedermier
Name: John Niedermier
Title: Authorized Signatory

Per:	/s/ Elin Wade
Name: Elin Wade
Title: Authorized Signatory

BANK OF MONTREAL

Per:	/s/ Ebba Jantz
Name: Ebba Jantz
Title: Director

Per:	/s/ Jennifer Guo
Name: Jennifer Guo
Title: Associate

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

Per:	/s/ Alfred Lee
Name: Alfred Lee
Title: Senior Vice President

Per:
Name:
Title:

HSBC BANK USA, N.A.

Per:	/s/ Alexander Rea
Name: Alexander Rea
Title: Senior Vice President #19168

Per:
Name:
Title:

BANK OF AMERICA, N.A., CANADA BRANCH

Per:	/s/ James K.G. Campbell
Name: James K.G. Campbell
Title: Director

Per:
Name:
Title:

SOCIÉTÉ GÉNÉRALÉ

Per:	/s/ Yao Wang
Name: Yao Wang
Title: Director

Per:
Name:
Title:

MIZUHO BANK, LTD.

Per:	/s/ Brad C. Crilly
Name: Brad C. Crilly
Title: Senior Vice-President

Per:
Name:
Title:

THE BANK OF NOVA SCOTIA

Per:	/s/ John Hunt
Name: John Hunt
Title: Managing Director

Per:	/s/ Michael Linder
Name: Michael Linder
Title: Director

DNB CAPITAL LLC

Per:	/s/ Robert Dupree
Name: Robert Dupree
Title: Senior Vice President

Per:	/s/ Asulv Tvelt
Name: Asulv Tvelt
Title: First Vice President

CAISSE CENTRALE DESJARDINS

Per:	/s/ Oliver Sumugod
Name: Oliver Sumugod
Title: Director

Per:	/s/ Matt van Remmen
Name: Matt van Remmen
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

Per:	/s/ Juliette Cohen
Name: Juliette Cohen
Title: Managing Director

Per:	/s/ Lucie Campos Caresmel
Name: Lucie Campos Caresmel
Title: Director

CITIBANK CANADA

Per:	/s/ Jonathan Cain
Name: Jonathan Cain
Title: Authorized Signatory

Per:
Name:
Title:

BNP PARIBAS

Per:	/s/ Michael Gosselin
Name: Michael Gosselin
Title: Managing Director

Per:	/s/ Zainuddin Ahmed
Name: Zainuddin Ahmed
Title: Vice President

ALBERTA TREASURY BRANCHES

Per:	/s/ Tyler Maiden
Name: Tyler Maiden
Title: Director, Energy

Per:	/s/ Craig Mathison
Name: Craig Mathison
Title: Associate Director

AGENT:

THE TORONTO-DOMINION BANK, in its capacity as the Agent

Per:	/s/ Feroz Haq
Name: Feroz Haq
Title: Director, Loans Syndications - Agency

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Commitment
The Toronto-Dominion Bank	Cdn$	160,000,000
Royal Bank of Canada	Cdn$	160,000,000
National Bank of Canada	Cdn$	160,000,000
Bank of Montreal	Cdn$	160,000,000
Sumitomo Mitsui Banking Corporation of Canada	Cdn$	140,000,000
HSBC Bank USA, N.A.	Cdn$	90,000,000
Bank of America, N.A., Canada Branch	Cdn$	90,000,000
Société Généralé	Cdn$	90,000,000
Mizuho Bank, Ltd.	Cdn$	90,000,000
The Bank of Nova Scotia	Cdn$	90,000,000
DnB Capital LLC	Cdn$	50,000,000
Caisse centrale Desjardins	Cdn$	50,000,000
Credit Agricole Corporate and Investment Bank	Cdn$	50,000,000
Citibank Canada	Cdn$	50,000,000
BNP Paribas	Cdn$	50,000,000
Alberta Treasury Branches	Cdn$	20,000,000
Total	Cdn$	1,500,000,000

SCHEDULE B

LENDER ASSIGNMENT AGREEMENT

THIS LENDER ASSIGNMENT AGREEMENT is made as of the ● day of ●,●

BETWEEN:

●

(hereinafter referred to as the “Assignor”),

OF THE FIRST PART,

- and -

●

(hereinafter referred to as the “Assignee”),

OF THE SECOND PART,

- and -

ENBRIDGE INC., a corporation subsisting under the laws of Canada (hereinafter sometimes referred to as the “Borrower”),

OF THE THIRD PART,

- and -

THE TORONTO-DOMINION BANK, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),

OF THE FOURTH PART,

WHEREAS the Assignor is a Lender under the credit agreement made as of May 15, 2015 between the Borrower, the Lenders and the Agent, (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”);

AND WHEREAS the Assignor has agreed to assign and transfer to the Assignee certain rights under the Credit Agreement in compliance with the Credit Agreement, and the Assignee has agreed to accept such rights and assume certain obligations of the Assignor under the Credit Agreement;

AND WHEREAS this Agreement is delivered pursuant to Section 14.6 of the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereby agree as follows:

1.	INTERPRETATION

(a)	In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the same meanings attributed thereto as set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

(i)	“Assigned Commitment” has the meaning set forth in Section 2 hereof;

(ii)	“Assigned Interests” has the meaning set forth in Section 2 hereof; and

(iii)	“Assumed Obligations” has the meaning set forth in Section 4 hereof.

(b)	The division of this Agreement into Articles, Sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	In this Agreement:

(i)	the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Lender Assignment Agreement taken as a whole and not to any particular section, subsection or paragraph;

(ii)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa; and

(iii)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Alberta, without prejudice to the rights of the parties to take proceedings in any other jurisdictions.

(e)	If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of any such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.

2.	ASSIGNMENT OF RIGHTS BY ASSIGNOR

Effective as of the date hereof, the Assignor hereby absolutely assigns and transfers to the Assignee:

(a)	subject as provided in Section 3(a) hereof, [all OR ●% of all] of the Assignor’s right, title and interest in, to and under each of the outstanding Loans and other Obligations owing by the Borrower to the Assignor under the Credit Facility; and

(b)	[all OR ●%] of the Assignor’s Commitment, being Cdn. $● of such Commitment (the “Assigned Commitment”);

together with all of the Assignor’s other rights under the Credit Agreement and the other Documents but only insofar as such other rights relate to (a) and (b) above (collectively, the “Assigned Interests”).

3.	OUTSTANDING LIBOR LOANS AND ASSIGNOR BAs

(a)	The parties hereby acknowledge that, on the date hereof, Libor Loans and Bankers’ Acceptances accepted by the Assignor and each having terms to maturity ending on or after the date hereof may be outstanding (collectively, the “Outstanding Libor Loans and Assignor BAs”). Notwithstanding any provision of the Credit Agreement or this Agreement, the Assignee shall have no right, title, benefit or interest in or to any Outstanding Libor Loans and Assignor BAs. The Assignee shall assume no liability or obligation to the Assignor in respect of such Outstanding Libor Loans and Assignor BAs, including in respect of the failure of the Borrower to reimburse the Assignor for any such Bankers’ Acceptances accepted by the Assignor on the maturity thereof or any fees or other amounts due in respect thereof.

(b)	From time to time, as the Outstanding Libor Loans and Assignor BAs mature and Rollovers and Conversions are made by the Borrower in respect thereof, the Assignee shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its Assigned Commitment in its capacity as a Lender.

4.	ASSUMPTION OF OBLIGATIONS BY ASSIGNEE

The Assignee assumes and covenants and agrees to be responsible for all obligations relating to the Assigned Interests to the extent such obligations arise or accrue on or after the date hereof (collectively, the “Assumed Obligations”) and agrees that it will be bound by the Credit Agreement and the other Documents to the extent of the Assumed Obligations as fully as if it had been an original party to the Credit Agreement.

5.	CREDIT AGREEMENT REFERENCES; NOTICES

Effective as of the date hereof:

(a)	the Assignee shall be a Lender for all purposes of the Credit Agreement and the other Documents and all references therein to “Lenders” or “a Lender” shall be deemed to include the Assignee;

(b)	the Commitment of the Assignee shall be the Assigned Commitment and all references in the Credit Agreement to “Commitment” of the Assignee shall be deemed to be to the Assigned Commitment;

(c)	any demand, notice or communication to be given to the Assignee in accordance with section 14.3 of the Credit Agreement shall be made or given to the following address or telecopy number (until the Assignee otherwise gives notice in accordance with such section 14.3): ●; and

(d)	Schedule A to the Credit Agreement shall be deemed to be and is hereby amended to the extent necessary to give effect to the assignment of the Assigned Commitment contemplated hereby and to give effect to Sections 5(a), 5(b) and 5(c) hereof.

6.	THE AGENT

Without in any way limiting the provisions of Section 4 hereof, the Assignee irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the provisions of the Credit Agreement.

7.	NO ENTITLEMENT TO PRIOR INTEREST OR OTHER FEES

Except as otherwise agreed in writing between the Assignor and the Assignee, notwithstanding any provision of the Credit Agreement or other Documents or any other provision of this Agreement, the Assignee shall have no right, title or interest in or to any interest or fees paid or to be paid to the Assignor under, pursuant to or in respect of:

(a)	the fees paid to the Assignor in respect of the establishment of the Credit Facility;

(b)	[the fees payable to the Agent pursuant to section 5.7 of the Credit Agreement; or] [Note: Section 7(b) to be inserted for any assignment by the Lender which is also acting as the Agent.]

(c)	the Loans, the Credit Facility or the Credit Agreement for any period of time or in respect of any event or circumstance prior to the date hereof, including, without limitation, any standby fees pursuant to section 5.6 of the Credit Agreement.

8.	CONSENT OF BORROWER AND AGENT

The Borrower and the Agent hereby consent to the assignment of the Assigned Interests to the Assignee and the assumption of the Assumed Obligations by the Assignee and agree to recognize the Assignee as a Lender under the Credit Agreement as fully as if the Assignee had been an original party to the Credit Agreement. [The Borrower and the Agent agree that the

Assignor shall have no further liability or obligation in respect of the Assumed Obligations.]

[NOTE: Delete square-bracketed second sentence of Section 8 hereof in the case of an assignment to an affiliate of the Assignor, as provided in the Credit Agreement.]

9.	REPRESENTATIONS AND WARRANTIES

Each of the parties, except the Borrower, hereby represents and warrants to the other parties as follows:

(a)	it is duly incorporated and validly subsisting under the laws of its governing jurisdiction;

(b)	it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under the Credit Agreement and the other Documents;

(c)	the execution, delivery, observance and performance on its part of this Agreement has been duly authorized by all necessary corporate and other action and this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms; and

(d)	all Governmental Authorizations, if any, required for the execution, delivery, observance and performance by it of this Agreement, the Credit Agreement and the other Documents have been obtained and remain in full force and effect, all conditions have been duly complied with and no action by, and no notice to or other filing or registration with any Governmental Authority is required for such execution, delivery, observance or performance.

The Assignor represents and warrants to the Assignee that it has the right to sell to the Assignee the Assigned Interests and that the same are free and clear of all Security Interests. The Assignor also represents and warrants to the Assignee that it has not received written notice of any Default or Event of Default having occurred under the Credit Agreement which is continuing.

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and notwithstanding any examinations or investigations which may be made by the parties or their respective legal counsel.

Except as expressly provided herein, the Assignee confirms that this Agreement is entered into by the Assignee without any representations or warranties by the Assignor or the Agent on any matter whatsoever, including, without limitation, on the effectiveness, validity, legality, enforceability, adequacy or completeness of the Credit Agreement or any Document delivered pursuant thereto or in connection therewith or any of the terms, covenants and conditions therein or on the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

10.	ASSIGNEE CREDIT DECISION

The Assignee acknowledges to the Assignor and the Agent that the Assignee has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries, all of the matters and transactions contemplated herein and in the Credit Agreement and other Documents and all other matters incidental to the Credit Agreement and the other Documents. The Assignee confirms with the Assignor and the Agent that it does not rely, and it will not hereafter rely, on the Agent or the Assignor:

(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, any Subsidiary or any other person under or in connection with the Credit Agreement and other Documents or the transactions therein contemplated (whether or not such information has been or is hereafter distributed to the Assignee by the Agent); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and its Subsidiaries.

The Assignee acknowledges that a copy of the Credit Agreement (including a copy of the Schedules) has been made available to it for review and further acknowledges and agrees that it has received copies of such other Documents and such other information that it has requested for the purposes of its investigation and analysis of all matters related to this Agreement, the Credit Agreement, the other Documents and the transactions contemplated hereby and thereby. The Assignee acknowledges that it is satisfied with the form and substance of the Credit Agreement and the other Documents.

11.	PAYMENTS

The Assignor and the Assignee acknowledge and agree that all payments under the Credit Agreement in respect of the Assigned Interests from and after the date hereof received by the Agent on or after the date hereof shall be the property of the Assignee and the Agent shall be entitled to treat the Assignee as solely entitled thereto.

12.	AMENDMENTS AND WAIVERS

Any amendment or modification or waiver of any right under any provision of this Agreement shall be in writing (in the case of an amendment or modification, signed by the parties) and any such waiver shall be effective only for the specific purpose for which given and for the specific time period, if any, contemplated therein. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach.

13.	GENERAL PROVISIONS

(a)	The parties hereto shall from time to time and at all times do all such further acts and things and execute and deliver all such documents as are required in order to fully perform and carry out the terms of this Agreement.

(b)	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one full set of counterparts.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

●, as Assignor

Per:
●

Per:
●

●, as Assignee

Per:
●

Per:
●

ENBRIDGE INC.

Per:
●

Per:
●

THE TORONTO-DOMINION BANK, in its capacity as Agent

Per:
●

Per:
●

SCHEDULE C

COMPLIANCE CERTIFICATE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)

AND TO:	Each of the Lenders

1.	Reference is made to the credit agreement made as of May 15, 2015 between Enbridge Inc., as Borrower, The Toronto-Dominion Bank and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

2.	This Compliance Certificate is delivered pursuant to Section 9.1(b)(iv) of the Credit Agreement.

3.	The undersigned, [name], [title] of the Borrower, hereby certifies that, as of the date of this Compliance Certificate, I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate and:

(a)	the representations and warranties made by the Borrower in Section 8.1 of the Credit Agreement are true and correct as at the date hereof, except as has heretofore been notified to the Agent by the Borrower in writing [or except as described in Schedule hereto];

(b)	no Default or Event of Default has occurred and is continuing, except as has heretofore been notified to the Agent by the Borrower in writing [or except as described in Schedule hereto];

(c)	as at the Quarter End ending ●, ●, the Consolidated Shareholders’ Equity was Cdn.$●; attached hereto as Exhibit A is a determination of Consolidated Shareholders’ Equity as at the aforementioned Quarter End, together with particulars of each of the definitions and elements included in the determination thereof; and

(d)	as at the end of the aforementioned Quarter End, the Consolidated Funded Obligations was ●% of the Issue Test Total Consolidated Capitalization; attached hereto as Exhibit B is a determination of the percentage of Consolidated Funded Obligations to the Issue Test Total Consolidated Capitalization as at the end of the aforementioned Quarter End, together with particulars of each of the definitions and elements included in the determination thereof.

I give this Compliance Certificate on behalf of the Borrower and in my capacity as the [title] of the Borrower, and no personal liability is created against or assumed by me in the giving of this Compliance Certificate.

Dated at ●, this ● day of ●, ●.

Name:
Title:

SCHEDULE D

CONVERSION NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)

DATE:

1.	This Conversion Notice is delivered to you pursuant to the terms and conditions of the credit agreement made as of May 15, 2015 between Enbridge Inc., as Borrower, The Toronto-Dominion Bank and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Conversion as follows:

	(a)	Conversion Date:

	(b)	Conversion of the following Loans under the Credit Facility:

		(i)	Type of Loan:

		(ii)	Amount being converted (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

		(iii)	Interest Period maturity (for Libor Loans and Bankers’ Acceptances):

INTO the following Loan:

		(iv)	Type of Loan:

		(v)	Interest Period (specify term of Libor Loans or Bankers’ Acceptances):

(c)	Payment, delivery or issuance instructions (if any):

Yours very truly,

ENBRIDGE INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE E

DRAWDOWN NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)

DATE:

1.	This Drawdown Notice is delivered to you pursuant to the terms and conditions of the credit agreement made as of May 15, 2015 between Enbridge Inc., as Borrower, The Toronto-Dominion Bank and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Drawdown as follows:

(a) Drawdown Date:

(b) Amount of Drawdown (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(c) Type of Loan:

(d) Interest Period (specify term for Libor Loans and Bankers’ Acceptances):

(e) Payment, delivery or issuance instructions (if any):

Yours very truly,

ENBRIDGE INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE F

REPAYMENT NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)

DATE:

1.	This Repayment Notice is delivered to you pursuant to the terms and conditions of the credit agreement made as of May 15, 2015 between Enbridge Inc., as Borrower, The Toronto-Dominion Bank and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Repayment Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby gives notice of a repayment as follows:

(a) Date of repayment:

(b) Loan(s):

(c) Interest Period maturity (specify for Libor Loans and Bankers’ Acceptances):

(d) Amount being repaid (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(e) Repayment instructions (if any):

Yours very truly,

ENBRIDGE INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE G

ROLLOVER NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)

DATE:

1.	This Rollover Notice is delivered to you pursuant to the terms and conditions of the credit agreement made as of May 15, 2015 between Enbridge Inc., as Borrower, The Toronto-Dominion Bank and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Rollover Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Rollover as follows:

(a) Rollover Date:

(b) Amount of Rollover:

(c) Type of Loan (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(d) New Interest Period (specify term of Libor Loans and Bankers’ Acceptances):

(e) Payment, delivery or issuance instructions (if any):

Yours very truly,
ENBRIDGE INC.

Per:
Name:
Title:

Per:
Name:
Title: